Exhibit 10.83

SOUTHERN IOWA GAMING CONTRACT

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the Twentieth day of July, 2004 (“Effective Date”), by and between Southern Iowa Gaming Co., an Iowa Corporation (“Seller”) and Herbst Gaming, Inc., a Nevada corporation, or its permitted designee (“Buyer”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the operating assets of Seller used in connection with Seller’s gaming excursion riverboat business (the “Business”) berthed in Osceola, Iowa; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer hereby agree as follows:

1.                                       Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to, or to cause certain of its subsidiaries to, sell, transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, all of the following (collectively, the “Business Assets”):

(a)                                  The gaming excursion riverboat, the USS Osceola, a documented vessel operating in Osceola, Iowa, together with all fixtures and improvements located on or used in connection with the riverboat (the “Osceola”);

(b)                                 That certain real estate located in Clarke County, Iowa, more particularly described on Exhibit ”A” attached hereto, generally located as graphically outlined on Exhibit “A-1” attached hereto, including the improvements located thereon, together with all fixtures and improvements located on or used in connection with the Business (the “Real Estate”);

(c)                                  Subject to Seller obtaining such consents as may be necessary, all assets of Clay Street Development Co., a wholly owned subsidiary of Seller;

(d)                                 All cash on hand and in cage (as calculated pursuant to Section 13.3, and including the amount of the Final Slot Drop as (defined in Section 13.4)), plus a credit for the net liability resulting from chips and tokens on hand (including table inventory, chips and tokens in service and token-hoppers/reserves) and chips and tokens purchased, as calculated pursuant to Section 13.2 (“Operating Cash”), provided that (i) Operating

Cash on the Closing Date in excess of $2,500,000 shall be retained by Seller and, (ii) in the event that Operating Cash on the Closing Date is less than $2,500,000, Buyer shall be entitled to deduct the amount of such shortfall from the Purchase Price.

(e)                                  All owned or leased  slots, video poker, video keno, wheel of fortune and other video gaming devices, slot stands, black jack tables, Caribbean Stud tables, roulette tables, crap tables, poker tables, keno, coin counting and wrapping equipment, and all other gaming equipment and paraphernalia used or held for use in the Business as itemized on attached Schedule 1(e) (collectively the “Gaming Equipment”);

(f)                                    All tangible personal property used or held for use in the operation of the Business, including, without limitation, computer equipment, computer software to the extent owned or assignable under existing arrangements (provided that, any such rights that are not assignable are identified on Schedule 2 as “Excluded Assets,” and any obligations associated therewith shall be deemed to be “Excluded Obligations”), and all service equipment, kitchen equipment, decorations, china, glasswares, linens, silverware, owned uniforms, furniture, furnishings and other equipment and vehicles used or held for use in the Business (the “Personal Property”);

(g)                                 All inventories, including all food and beverages, maintenance and housekeeping supplies, and other supplies of all kinds, subject to such depletion and including such re-supplies as shall occur and be made in the ordinary course of business (the “Inventories”);

(h)                                 All documents and books and records related to the Business Assets or the operations of the Business, including, without limitation, customer lists and player lists, casino files, copies of accounting records and copies of financial statements (the “Records”);

(i)                                     All assignable rights and obligations under any written or oral contracts, agreements, leases, instruments, or other documents or commitments, arrangements, undertakings, practices or authorizations related to the Business Assets or the operations of the Business, except for the Excluded Obligations (collectively the “Contracts”), including, without limitation, the Operating Agreement listed on Schedule 1(i) attached hereto;

(j)                                     All intangible property owned or leased by Seller required for the operation of the Business, including, without limitation, goodwill, operating and training manuals, federal, state, and local certifications and other permits (to the extent assignable), manuals and plans relating to the Business or its operations, customer lists, supplier lists and other documents relating to the operation of the Business Assets, mailing lists used in the Business, and trademarks and trade names used in the Business, (but specifically excluding the name “Southern Iowa Gaming”, and the name “Grace” any derivative thereof or any name which includes the word “Grace” or any derivative thereof) (the “Intangibles”);

2.                                       Excluded Assets. Seller shall not sell, convey, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller, any of the assets described below, a complete list of which is attached hereto as Schedule 2 (the “Excluded Assets”), and Buyer shall not assume any liability or obligation directly or indirectly related thereto:

(a)                                  The difference of (i) Operating Cash at the time of Closing, less (ii) $2,500,000 (unless the amount of the Operating Cash is less than $2,500,000, in which case Operating Cash shall be an Excluded Asset);

(b)                                 All Seller’s cash, cash equivalents, bank deposits and similar cash items of Seller or any affiliate of Seller at the time of Closing which is not included in Operating Cash (as defined in Section 1(d) above);

(c)                                  All income taxes refunds, accounts receivable and intercompany loans payable or receivable, in each case for periods ending on or prior to the Closing Date;

(d)                                 Seller’s corporate records, including, but not limited to, Seller’s minute book, membership book, financial statements, income tax returns, and any other record or document that does not relate to the operational aspect of the Business but excluding the Records (the “Seller Retained Records”);

(e)                                  All items of personal property owned by guests, employees or other persons furnishing goods or services to the Business;

(f)                                    Refunds, rebates or other claims, or any interest thereon, for periods ending or events occurring on or prior to the Closing Date or refunds, rebates or other claims arising from insurance policies that are terminated by Seller as of the Closing Date;

(g)                                 All employee benefit plans of Seller (collectively “Seller’s Plans”), including, but not limited to, any defined contribution plan, employee welfare benefit plan, life insurance, death or dismemberment benefit, hospital and physician benefit and medical, dental and eye vision plans;

(h)                                 The name “Southern Iowa Gaming”, the name “Grace”, any derivative thereof or any name which includes the word “Grace” or any derivative thereof; and

(i)                                     All other assets of Seller that are set forth on the list of Excluded Assets attached hereto as Schedule 2.

3.                                       Purchase Price.  The total purchase price that shall be paid by Buyer to Seller for the Business Assets (the “Purchase Price”) shall be One Hundred and Eighty One Million Five Hundred and Nineteen Thousand Three Hundred and Eighteen Dollars ($181,519,318.00), subject to adjustment based on (i) the provisions of Section 1(d), (ii) the prorations set forth in Section 10.4, (iii) the provisions of Sections 13.5, 13.6 and 13.7, and (iv) the Closing Statements. On the Closing Date, the Purchase Price will be paid in cash or by wire transfer of immediately available funds to an account to be notified by Seller to Buyer not less than three (3) business days prior to the Closing Date.

3.1                                 Deposit; Option to Deliver Letter of Credit as Deposit.

(a)                                  On the Effective Date, Buyer shall deliver cash in the amount of Six Million Three Hundred and Forty Eight Thousand Dollars ($6,348,000) (the “Deposit”) to Lawyers Title of Arizona, 1850 North Central Avenue, Suite 125, Phoenix, Arizona 85004-4590 (Attention: Sandy Butler) (“Deposit Holder”).  Deposit Holder shall invest the Deposit in an interest bearing escrow account (with interest accruing thereon to the credit of the party hereto that ultimately will receive the Deposit in accordance with the terms hereof) and shall otherwise hold the Deposit in accordance with the provisions of this Agreement, Sections 17.2(a) and (b), and as set forth in the Deposit Escrow Agreement attached hereto as Exhibit “B” (the “Deposit Escrow Agreement”).  Upon the Closing hereunder, the Deposit, including all interest earned thereon, shall, at the option of Buyer, either be applied to the Purchase Price or returned to Buyer.

(b)                                 Notwithstanding the provisions of Section 3.1(a) above, Buyer may initially make the Deposit by depositing an irrevocable letter of credit in the amount of the Deposit in favor of the Deposit Holder (“Letter of Credit”) instead of depositing cash.  The Letter of Credit shall be issued by Bank of America, N.A., or a comparable bank or financial institution acceptable to Seller in its sole discretion.  The Letter of Credit shall be for a minimum term of thirteen (13) months.  The Letter of Credit shall provide that it may be drawn upon by written notice from the Deposit Holder as provided for in the Deposit Escrow Agreement.  Upon any draw on the Letter of Credit, all proceeds therefrom shall be paid to Deposit Holder and held by Deposit Holder in accordance with the terms of the Deposit Escrow Agreement.  Buyer shall have the right to substitute cash at any time for all or part of the Letter of Credit and thereby may obtain the release or reduction of the Letter of Credit.  On the Closing Date, or in the event of the termination of this Agreement by either party for any reason other than those set forth in Section 17.2(a) or (b), the Deposit Holder shall surrender the Letter of Credit to Buyer, and Buyer shall be entitled to cancel the Letter of Credit.

3.2                                 Assumed Obligations.

a.                                       In addition to the payment of the Purchase Price, subject to the following sentence, Buyer shall, as part of the Closing and to the extent the benefits associated with such liabilities, obligations, contracts, agreements and purchase orders are Business Assets, assume the specific liabilities, obligations, contracts, agreements and purchase orders related to the Business as set forth on Schedule 3.2 (collectively, the “Assumed Obligations”). Buyer shall assume the Assumed Obligations only to the extent arising or accruing from and after the Closing Date, and Buyer shall have no duty or obligation whatsoever with respect to any duties or obligations of Seller arising or accruing before the Closing Date (all of which shall be the sole responsibility and liability of Seller). Notwithstanding any other provisions in this Agreement to the contrary, Seller shall have no duty or obligation whatsoever with respect to any duties or obligations of Buyer or the Business arising or accruing under any Assumed Obligations after the Closing Date (all of which shall be the sole responsibility and liability of Buyer).

b.                                      Subject to the terms and conditions of this Agreement and to Seller’s obtaining any consents necessary for any assignments, in accordance with the terms of this Agreement, Buyer and Seller shall execute and deliver on the Closing Date an Assignment and Assumption Agreement in the form of Exhibit ”C” attached hereto and incorporated herein by this reference, (the “Assignment and Assumption Agreement”), pursuant to which Buyer shall assume the Assumed Obligations and Seller shall assign the Assumed Obligations.  On or prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain the necessary consents or approvals required in connection with Seller’s assignment of the Assumed Obligations, provided that Buyer hereby agrees, to the extent necessary, to cooperate with Seller for such purpose.  In the event any such consents are not obtained prior to the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain the relevant consents until such consents are obtained, or until Buyer and Seller reasonably agree that any such consent will not be obtainable, and

Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits associated with such Assumed Obligations, including performance by Seller, if economically feasible, as agent; provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consents had been obtained.

3.3                                 Excluded Obligations. Notwithstanding any other provision of this Agreement to the contrary, except for the Assumed Obligations, Buyer shall not assume or become obligated or liable with respect to any obligation of Seller that is not set forth on Schedule 3.2, including, without limitation, the following (collectively, the “Excluded Obligations”):

(a)                                  obligations and liabilities of Seller now existing or that hereafter may exist with respect to any litigation of Seller, whether or not described on Schedule 5.4;

(b)                                 obligations and liabilities accrued as of the Closing Date to employees and former employees of Seller, including, without limitation, any compensation, severance pay, accrued vacation time, personal time, sick-leave time, salary, bonus, fringe benefits of any kind, welfare benefits, pension benefits, and other benefits or claims, including, without limitation, welfare payments and obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(c)                                  obligations and liabilities of Seller incurred in connection with or relating to the transfer of the Business Assets, including, without limitation, state and local gaming fees and taxes, any federal, state, or local transfer or other tax incurred by reason of such transfer;

(d)                                 liabilities for federal, state, or local income, sales or other taxes accruing prior to the Closing, including, without limitation, any taxes due with respect to any period prior to the Closing as a result of the imposition or enactment with retroactive effect of any increase or change in the tax rates applicable to the Business or any of the Business Assets (such as the New Gaming Legislation (as defined in Section 5.5(a)));

(e)                                  obligations and liabilities of Seller relating to workers compensation claims, liquor liability claims, employment practices liability claims and all other claims of employees, agents or representatives of Seller arising or relating to the period prior to the Closing Date; and

(f)                                    any other obligation or liability of Seller arising or relating to the period before the Closing Date, other than the Assumed Obligations.

3.4                                 Sales and Transfer Taxes; Gaming Taxes. Seller shall pay all state and local sales and/or transfer taxes due as a result of the consummation of the sale of the Business Assets.  Buyer shall be responsible for and shall pay all gaming taxes related to operations of the Business from and after the Closing, and shall indemnify and hold Seller harmless from and against any such gaming taxes. Seller shall be responsible for and shall pay all gaming taxes related to operations of the Business prior to the Closing, and shall indemnify and hold Buyer harmless from and against any such gaming taxes.  Buyer shall, at the Closing hereunder, provide Seller with a reseller’s certification, or similar documentation, as required by the State of Iowa and/or any other jurisdiction imposing a sales or similar type tax on the Business, stating that Buyer will be liable for such taxes on sales of Inventory occurring after the Closing so that the Inventory may be sold to Buyer without application of any sales tax.

3.5                                 Employees and Employee Benefits.

3.5.1                        Seller agrees that once Buyer has made the Deposit, Buyer may interview Seller’s key employees and agents in accordance with this Section 3.5.1. Access to employees and agents of Seller shall be subject to reasonable notice by Buyer to Seller and the prior approval of Bruce Schmitter, Seller’s Chief Operating Officer, or a person designated by Bruce Schmitter to make such approval on behalf of Seller, which approval shall not be withheld unreasonably.

3.5.2                        Buyer agrees that Buyer shall offer employment commencing on the day after the Closing Date to at least that number of Seller’s employees such that an insufficient number of employees will experience an “employment loss” as defined in the U.S. Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. Section 2101, et. seq., or similar Iowa law, and Seller will not have experienced a “plant closing” or “mass layoff” as defined in the WARN Act or similar Iowa law, on account of Buyer’s purchase of the Business Assets to trigger any 60 day notice requirement under the WARN Act on or before the Closing Date. Buyer shall be solely responsible and liable for providing any required notice of termination to Seller’s employees and otherwise complying with the provisions of the WARN Act or other applicable law.  Buyer further agrees to retain Kevin Preston and Tom Timmons for a period of not less than twelve (12) months from the Closing Date at the same base salaries and other terms of employment as are in effect at the Effective Date or if they are not retained for such period to compensate them as though they were so employed unless they voluntarily terminate their employment or Buyer terminates their employment for “cause.”

3.5.3                        Buyer agrees to the continuation of, or the replacement with plans providing a comparable benefit to, Seller’s 401(k) plan, medical, dental and eye vision plans and vacation policy for employees as described on Schedule 3.5.3 for a period of not less than one (1) year from the Closing Date.

3.6                                 Allocation of Purchase Price.  Buyer and Seller acknowledge that the purchase and sale contemplated by this Agreement constitutes an “applicable asset acquisition” within the meaning of Section 1060(c) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties expressly agree that the Purchase Price shall be allocated among the Business Assets as follows:

(a)                                  The parties agree that, unless they agree otherwise as provided for in this Section 3.6, (and subject to the provisions of Subsection 3.6(b) below) the Purchase Price shall be allocated among the Business Assets as follows: (i) the Purchase Price shall be allocated to the fixed assets of the Business (i.e. the Osceola, the Real Estate, the Gaming Equipment, the Personal Property) in an amount equal to the tax net book value of fixed assets, as shown on the Seller’s books as of the Closing, (ii) the Purchase Price shall be allocated to Inventory based on Seller’s cost, and (iii) the balance of the Purchase Price shall be allocated to good will and/or to the other Intangibles. Seller has notified Buyer that Seller believes that an allocation of the Purchase Price among the Business Assets on this basis fairly reflects the actual current fair market value of the respective assets and therefore reflects an appropriate basis for allocating the Purchase Price under Section 1060(c) of the Code.

(b)                                 Buyer shall have thirty (30) days after the Effective Date of this Agreement to notify Seller at to whether it has any objections to the proposed allocation of the Purchase Price, as reflected in Subsection 3.6(a)  (the “Seller’s Allocation”). Any such objection(s) shall be made in writing and shall specify the nature of Buyer’s objection, the specific Business Assets affected by the objection and the change in the Seller’s Allocation which Buyer proposes to make.  If Buyer does not object to the Seller’s Allocation within the said thirty (30) day period, then Seller and Buyer shall prepare and timely file an IRS Form 8594 (the “Asset Allocation Statement”) with each of their respective federal income tax returns reflecting the Seller’s Allocation.  If Buyer does timely object to the Seller’s Allocation, then Buyer and Seller shall use good faith efforts to resolve any dispute with respect to the Purchase Price allocation.  If within 15 days after delivery of Buyer’s objections to Seller,

Seller and Buyer are unable, in good faith, to reach such an agreement, Seller and Buyer will each use their respective proposed allocation statements (with Seller to use the Seller’s Allocation and Buyer to use the Seller’s Allocation, as modified by its proposed changes).  If, within 15 days after delivery of Buyer’s objections to Seller, Seller and Buyer shall have agreed on an allocation, then Seller and Buyer shall prepare and file an Adjusted Asset Allocation Statement in the form so agreed and will act in accordance with the Adjusted Asset Allocation Statement in the preparation, filing and audit of any Tax Return.

(c)                                  If an adjustment is made with respect to the Purchase Price pursuant to Section 10.4 or 13.9, and such adjustment has not been taken into account previously, then the Asset Allocation Statement shall be adjusted in accordance with Section 1060 of the Code.  Purchaser and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code.

Neither Buyer nor Seller will take a position inconsistent with the allocation of the Purchase Price as determined pursuant to this Section 3.6; provided, however, that, if the Internal Revenue Service takes a position with respect to either Buyer or Seller that is inconsistent with such allocation, then either Buyer or Seller, as the case may be, may take a protective position adopting the Internal Revenue Service’s contention until the controversy has been resolved.

3.7                                 Transfer Documents. On the Closing Date, Seller shall sell, assign, transfer and convey the Business Assets to Buyer by deed, bill of sale, assignments and such other applicable title transfer documents as may be required to sell, assign, transfer and convey title thereto, or a valid and subsisting leasehold estate in any Business Assets held under a lease. At the Closing, Seller shall deliver to Buyer control and possession of all the Business Assets.

4.                                       Buyer’s Approval of Condition of Business Assets, Obligation to Pursue Licensing and Certain Other Matters.

4.1                                 Completion of Due Diligence.  Buyer acknowledges that prior to the execution of this Agreement it has had ample opportunity to review all of the Business Assets and to determine their suitability for Buyer’s purposes, except for the Environmental Reports, the Title Commitment and the Marine Survey called for in Sections 4.5, 4.6 and 4.7 . Buyer agrees that the only representations and warranties being made by Seller with respect to the Business Assets and the Business are those representations and warranties specifically set forth in Section 5, and Buyer is not relying on any other representations and warranties of Seller or any other person (including any representations and warranties that may be implied, whether by law or otherwise) in entering into this Agreement and in consummating the transactions contemplated hereby.

4.2                                 IRGC Approval.  Buyer covenants and agrees that it shall file with the Iowa Racing and Gaming Commission (“IRGC”) an application for a license to conduct gambling games on the Osceola gambling boat at Osceola, Iowa (the “Application”) by not later than thirty (30) days after the Effective Date of this Agreement.  Buyer agrees to promptly provide any additional information required by the IRGC to process the Application and to cooperate fully (and to cause its officers, directors and employees and agents to cooperate fully) with all investigations being performed by or on behalf of IRGC in connection with the Application.

4.3                                 Effect of Disapproval.  If Buyer timely files its Application and uses its commercially reasonable efforts to obtain IRGC approval, but IRGC nonetheless denies Buyer’s Application, or Buyer withdraws the Application upon or after receiving advice from IRGC that IRGC intends to deny Buyer’s Application (such withdrawal, a “Withdrawal in Lieu of Denial”), then upon receipt of such denial or Withdrawal in Lieu of Denial Buyer may terminate this Agreement and receive a return of the Deposit and all interest, if any, accrued thereon. If (A) Buyer fails to provide any information required by the IRGC to process its Application within a reasonable amount of time after being requested to do so and/or Buyer or its officers, directors, employees or agents fails to cooperate with the IRGC investigations for the Application, or (B) Buyer voluntarily withdraws its Application (other than a Withdrawal in Lieu of Denial), then Buyer shall be deemed to have not used its commercially reasonable efforts to obtain IRGC approval, unless Buyer’s failure to provide information or to cooperate, or Buyer’s withdrawal (other than a Withdrawal in Lieu of Denial) results from Seller’s failure to comply with the provisions of Section 7.2.  Buyer agrees that in the event that it claims that a withdrawal is a Withdrawal in Lieu of Denial, then Buyer shall waive any confidentiality requirement with the IRGC in order to allow the Seller to confirm that the withdrawal was a Withdrawal in Lieu of Denial.

4.4                                 Effect of MGC Disapproval.  The parties acknowledge that pursuant to Section 36 below, Buyer must close both this transaction and the transactions described in the St. Joseph Agreement and the Mark Twain Casino Agreement (each as defined in Section 36) simultaneously.  The parties further acknowledge that both the St. Joseph Agreement and the Mark Twain Casino Agreement must be approved by the Missouri Gaming Commission (the “MGC”), which must approve both the sale of the assets described in those Agreements to Buyer and the issuance of gaming licenses to Buyer (or Buyer’s permitted designees, as the case may be), for the described locations

(the “MGC Approvals”).  Buyer agrees that it will use its commercially reasonable efforts to obtain the MGC Approvals in the same manner as it will seek IRGC approval of the Application.  If, however, the MGC fails to grant the MGC Approvals (or any of them) in a manner that would permit Buyer to terminate the St. Joseph Agreement and/or the Mark Twain Casino Agreement and receive a return of its deposit made thereunder (i.e. on terms comparable to Section 4.3 ), then Buyer may terminate this Agreement and receive a return of its Deposit (even if it has received IRGC approval prior to such time) unless the parties mutually agree to waive the requirement of Section 36 that all three contracts must close simultaneously (in which event each contract shall stand on its own).

4.5                                 Environmental Reports.  Promptly after the execution of this Agreement, Seller shall obtain and deliver to Buyer a Phase I Investigation (as defined in Section 7.9 above) dated no earlier than the date that is 6 months prior to such delivery covering all of the Real Estate.  If the Phase I Investigation discloses any fact or circumstance that the Buyer or its lenders reasonably believes requires additional investigation, then the provisions of Section 7.9 shall control.

4.6                                 Title Insurance.

(a)                                  On the Closing Date, Seller shall, at Seller’s expense, cause to be issued and delivered to Buyer a policy of title insurance (the “Title Policy”) respecting the owned real property and the leased real property included in the Business Assets and conforming to the following specifications:

(i)                                     The form of the policy will be ALTA Owner’s Policy Form B 1970 (amended 10/17/70), or as to leasehold estates, ALTA Leasehold Owner’s Policy – 1975, or the current approved form for the jurisdiction in which the owned real property is located, with an endorsement deleting any exclusion or exception for creditors’ rights;

(ii)                                  The policy will be issued and underwritten by Lawyer’s Title Insurance Company (the “Title Company”);

(iii)                               The insured will be Buyer;

(iv)                              The policy will be in an amount equal to that portion of the Purchase Price that is allocated to Real Estate under Section 3.6 above;

(v)                                 The policy will be dated concurrent with or subsequent to the Closing;

(vi)                              There will be no exceptions to coverage other than the Permitted Liens;

(vii)                           To the extent available in the applicable jurisdiction, the policy shall contain a zoning endorsement in the form of ALTA Form 3.1 (or the equivalent form in the applicable jurisdiction) showing the zoning classification of the owned real property and the leased real property and confirming that the current use of the owned real property and the leased real property is in conformance with the applicable zoning laws and use restrictions;

(viii)                        In the event that the portions of the owned real property and/or the leased real property included in the Business Assets and identified on Exhibit A-1 as non excess property consists of more than one parcel, the policy shall contain an affirmative statement of insurance to the effect that all parcels of land constituting such identified real property are contiguous; and

(ix)                                The policy shall also contain such other affirmative statements of insurance and endorsements (for example, but not by way of limitation, an “access endorsement”) as Buyer may reasonably require, provided that such endorsements are available in the jurisdiction in which the Business is located and that Buyer pays the cost of any endorsements requested by Buyer.

(b)                                 Promptly after the execution of this Agreement, Seller shall deliver to Buyer (A) a current commitment from the Title Company setting forth the basis upon which the Title Company is willing to insure title to the owned real property and the leased real property included in the Business Assets (the “Title Commitment”), and (B) a current Alta/ACSM “as built” Land Title Survey of such real property ; prepared at Seller’s expense, which shall be, together with such additional certifications as may be required (and provided at Seller’s expense), sufficient for the Title Company to issue its Title Policy as required by Section 4.6(a) (the “Survey”).  Without limiting the generality of the foregoing, the Survey shall be reasonably satisfactory in form and substance to Buyer, prepared and certified to Buyer by a registered land surveyor or licensed civil engineer (registered or licensed in the state where the owned real property is located) showing (i) the boundaries and legal descriptions of such owned real property, (ii) the location of all roadways and other accessways upon, across or adjacent to such premises, (iii) the location and book and page or document number of all easements and rights-of-way affecting such real estate which are of record, visible upon inspection of such property or otherwise known to the person rendering such survey, (iv) all structures and improvements including sidewalks, parking and paved areas, and the relation thereof to parcel boundary lines, easements and established building and set-back lines, (v) utility lines (water, sewer, gas, electric and telephone), as either above or below grade, and (vi) any encroachments by or on adjoining property.  The surveyor shall locate or set bars at all corners of the surveyed property and shall reflect the same on the Survey.

(c)                                  Buyer shall have thirty (30) days after receipt of the Title Commitment and the Survey, together with copies of all matters shown as exceptions thereon, to review the status of title disclosed in the Title Commitment.  Buyer shall approve the Title Commitment and the Survey unless Buyer determines, in its commercially reasonable judgment, that any title defect would materially interfere with the operation of the Business or make title to the Real Estate unmarketable.  If Buyer timely objects to any material defect in title to the Real Estate, then Buyer and Seller shall negotiate in good faith to determine whether the defect can be cured to Buyer’s satisfaction.  If Buyer and Seller are unable to agree on a satisfactory cure for any defect within fifteen (15) days after Buyer delivers its objections, then Buyer shall have the right to terminate this Agreement and receive a return of the Deposit by written notice to Seller and the Deposit Holder delivered within ten (10) days after the negotiation period ends.  If Buyer fails to terminate this Agreement within the said ten (10) day period, Buyer shall be deemed to have waived its objections and to have accepted title as shown on the Title Commitment.

4.7                                 Marine Survey.              Within forty five (45) days after the execution of this Agreement, Seller shall obtain and deliver to Buyer a Marine Survey carried out no earlier than six (6) months prior to the date of such delivery with respect to the USS Osceola showing that the USS Osceola is watertight and in good operating condition.  In the event such survey is not timely delivered to Buyer, and such failure continues for more than fifteen (15) days after Buyer gives Seller written notice of  such failure, Buyer may terminate this Agreement by written notice to Seller and Deposit Holder and receive a return of the Deposit.

5.                                       Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, which representations and warranties are true and accurate on the date hereof, and shall be true and accurate on the Closing Date. The following representations and warranties of Seller shall survive the Closing for a period of eighteen (18) months, except for the representations and warranties in Section 5.1 (Organization, Standing and Authority of Seller), which shall survive the Closing indefinitely and for the representations and warranties in Section 5.4 (Litigation) which shall survive the Closing for the applicable statutes of limitation and appeal period of any litigation associated with Seller.

5.1                                 Organization, Standing and Authority of Seller. Seller is an Iowa corporation, duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller is duly licensed and qualified to do business in the State of Iowa and to carry on the Business in the State of Iowa. Seller has the power and authority to execute, deliver and perform this Agreement and has taken all action required by law for such execution, delivery and performance. This Agreement is a valid and legally binding agreement of Seller enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There are no contractual or other limitations on Seller’s power to enter into this Agreement and to consummate the transactions contemplated hereby other than the requirement to obtain the approval of the IRGC and of Clarke County Development Corporation, the City of Osceola, and the Osceola Water Works Board of Trustees.

5.2                                 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement are not contrary to the Articles of Incorporation or Bylaws of Seller. Except for the required approvals listed in the last sentence of Section 5.1, the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not (a) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, contract, agreement or other restriction to which Seller is a party or to which any of Business Assets is subject, (b) result in the creation of any lien or other charge on any of the Business Assets, (c) result in an acceleration or termination of any note, loan or security agreement or similar agreement or instrument to which Seller is a party or by which any of Business Assets are bound, or (d) result in a violation of any order, judgment, decree, rule, regulation or law applicable to Seller.

5.3                                 Ownership of Business Assets. Seller has title to each of the Business Assets, including, without limitation, all leasehold estates and all other material tangible and intangible assets, free and clear of Encumbrances (as defined below) except for Encumbrances (a) that are reflected in Seller’s financial statements, (b) that constitute statutory liens arising in the ordinary course of business, (c)  that constitute the Assumed Obligations,  (d) that will be paid in full at Closing out of Seller’s proceeds from the consummation of the transactions contemplated hereby, (e) that are to be pro-rated upon Closing hereunder (e.g. real estate taxes and assessments), and/or (f) that have been consented to in writing by Buyer (collectively, the “Permitted Liens”).  For purposes of this Agreement, the term “Encumbrance” shall mean all charges, claims, mortgages, liens, options, pledges, security interests, rights of first refusal, adverse claims and restrictions of any kind, including, without limitation, all restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, on the Business Assets. At the Closing,  Seller shall cause the Business and the Business Assets to be released from the  Encumbrances other than the Assumed Obligations and current real estate taxes, either by paying the Encumbrances in  full or by causing the Business and the Business Assets to be released from any liability therefore.  Notwithstanding the foregoing, Seller may contest the validity of any such Encumbrance, in which event (A) Seller shall post a statutory bond, cause the Title Company to insure over, or otherwise cause the lien of any such Encumbrance to be released as of the Closing, or (B) Seller shall deposit with the Deposit Holder, from Seller’s proceeds, an amount equal to 110% of the contested Encumbrance (each a “Contested Encumbrance Deposit”) at Closing from the Purchase Price, and the Contested Encumbrance Deposit shall continue to be held by Deposit Holder until any dispute with respect to such Encumbrance has been resolved or the lien on the Business Assets applicable to such Encumbrance has been fully released.   Seller and Buyer hereby agree that, unless paid off and discharged prior to the Closing, the foregoing sentence shall apply to that certain tax lien relating to the contested use tax imposed by the State of Iowa on the total completed cost of the USS Osceola, and that for purposes of this Section 5.3 the amount that shall be deposited with Deposit Holder pursuant thereto shall be 110% of the total amount of principal, interest and penalties claimed by the State of Iowa with respect to claim as of the Closing (currently estimated to be $750,000). Any Contested Encumbrance Deposits shall be in addition to the amounts held by Deposit Holder to secure the Secured Indemnity Obligations under Section 18.4 .  Upon consummation of the transactions contemplated hereby, Buyer shall receive the Business Assets free and clear of any Encumbrances except for the Assumed Obligations and current real estate taxes.  The Business Assets constitute all of the assets, property and rights necessary and sufficient for the conduct of the Business as currently conducted by Seller or currently proposed to be conducted by Seller, other than any required gaming licenses or approvals, liquor licenses and/or other governmental permits and approvals which Buyer must obtain as a new operator of the Business.

5.4                                 Litigation. Except as set forth on Schedule 5.4, Seller is not a party to any suit, claim, action or proceeding pending or, to the best of Seller’s knowledge, threatened by or before any court, administrative or regulatory body, or governmental agency, or to any investigation pending or, to the best of Seller’s knowledge, threatened by any governmental agency which is not covered by insurance and where, to the best of Seller’s knowledge, there is a substantial likelihood of a judgment, order, decree, liability or other determination materially and adversely affecting the consummation by Seller of the transactions contemplated by this Agreement or materially affecting Seller or any of the Business Assets or the Business.

5.5                                 Financial Statements; Financial Condition. Attached hereto as Exhibit “D” and incorporated herein by this reference are copies of Seller’s audited financial statements for the 2001, 2002 and 2003 calendar years (the “Seller’s Financial Statements”).  The Seller’s Financial Statements and the unaudited balance sheet of Seller, dated as of May 31, 2004, and the unaudited statement of operations for the five (5) months then ended (collectively, the “Interim Financial Statements”), a true and complete copy of which was delivered to Buyer on or prior to the date hereof, (i) are complete, in accordance with the books and records of Seller, (ii) accurately reflect the assets, liabilities and financial condition and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and (iii) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto, and except, in the case of the Interim Financial Statements, for the inclusion of notes).  Except as set forth on Schedule 5.5, since the date of Seller’s Balance Sheet dated as of December 31, 2003, none of the following has occurred or arisen in the operation of the Business:

(a)                                  (i) Any change, event, development, circumstance or condition that has caused or reasonably may be expected to cause, in any one case or in the aggregate, a material adverse condition or material adverse change in or affecting (x) the transactions contemplated by this Agreement, or (y) the condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Business, taken as a whole,  (a “Material Adverse Change”).

(i)                                     For a change in the historical operating results of the Business to constitute a Material Adverse Change such change must result in either (I) the EBITDA of the Business for the most recently completed rolling twelve month period being less than ninety percent (90%) of the EBITDA of the Business for the year ended December 31, 2003 or (II) the EBITDA of the Business in each of any two consecutive months after May, 2004 being less than 85% of the EBITDA of the Business for the corresponding months in the prior year.

(ii)                                  If Buyer desires to terminate this Agreement due to the occurrence of a Material Adverse Change, it must do so within forty five (45) days after it receives notice of the event giving rise to the Material Adverse Change.  For example, if the EBITDA of the Business  for August and September of 2004 are less than 85% of the EBITDA of the Business for the August and September of 2003, then Buyer must elect to terminate this Agreement within 45 days after it receives the monthly financial report for September 2004 which shows the second consecutive month of reduction.  If Buyer fails to timely elect to terminate this Agreement due to such Material Adverse Change, then Buyer’s right to terminate this Agreement due to such Material Adverse Change shall terminate as to that 2 month period, provided that (A) if subsequently the EBITDA of the Business in for September and October of 2004 are less than 85% of the EBITDA of the Business for the September and October of 2003, then this will constitute a new Material Adverse Change with a new time period, and (B) the failure of Buyer to terminate this Agreement due to a 2 month drop in EBITDA shall not affect Buyer’s right to terminate the Agreement due to a rolling 12 month drop.

(iii)                               In determining the EBITDA for December 2003 and December 2004 only, all normal and customary year end adjustments made to the Business’s financial statements shall be annualized over the entire year in question (i.e. only one-twelfth of the year end adjustments shall be allocated to December) to avoid any year-end distortions of EBITDA.

(iv)                              A reduction in  EBITDA caused by a non-recurring expense (such as a casualty loss or other one-time expense) shall be ignored for purposes of determining whether a Material Adverse Change has occurred (subject to Buyer’s rights under Section 15 below).

(v)                                 Buyer acknowledges that Buyer is aware that the Iowa legislature has passed HF 2302 (the “New Gaming Legislation”), that the New Gaming Legislation was taken into account in negotiating the Purchase Price payable hereunder and accordingly agrees that the New Gaming Legislation shall not constitute a Material Adverse Change within the meaning of this Section 5.5(a), nor shall any change in the Business’s EBITDA caused by the increase in Iowa taxes on the Business provided for in the New Gaming Legislation be considered in determining whether a Material Adverse Change has occurred;

(b)                                 Any material casualty, loss, damage or destruction to any of the Business Assets (as defined in Section 15 below);

(c)                                  Except for normal, periodic increases in the ordinary course of business and consistent with past practices, increase in compensation payable by Seller to any officer, employee or other representative or agent of Seller (collectively “Personnel”), and employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described on Schedule F;

(d)                                 Sale, assignment or transfer of any of the properties or assets of Seller used in the Business, other than in the ordinary course of business;

5.6                                 Taxes. Seller has timely filed or will timely file or cause to be timely filed all tax returns required by applicable law to be filed in respect to any period ending before or as of the Closing Date. All taxes payable by Seller, or otherwise arising from, imposed in connection with, or applicable to the Business Assets, the operations and/or the Business, in respect to any period ending before or as of the Closing Date, have been paid on or before the Closing Date, or, where payment is not yet due, Seller will pay all such Taxes when due. No income tax audits are pending or being conducted with respect to Seller. Seller has not received notice from the Internal Revenue Service or any state or local taxing authority that it intends to audit Seller for income tax purposes for any open year, nor is there any income tax audit currently in progress. Buyer acknowledges that Seller is currently undergoing, or expects to undergo, periodic routine audits by the State of Iowa for gaming and sales tax purposes.  Seller agrees to provide Buyer with a summary of the results of such audits promptly after they are received by Seller.

5.7                                 Employees; ERISA. Upon delivery by Buyer of the Deposit, Seller shall deliver to Buyer a complete list of the names of all officers, directors, and employees of Seller, together with the date of hire of each of such persons and the annual or hourly rate of compensation, the job title, job description, job classification, and benefit plan participation of each of such persons on the date of this Agreement.   Seller has previously delivered to Buyer true and correct copies of the following items: (a) all profit-sharing, deferred-compensation, bonus, commission, pension, retirement, welfare or incentive plan or contract to which Seller is a party or by which Seller is bound; (b) written or other formal personnel policies; and (c) plans or agreements under which fringe benefits, including, without limitation, vacation plans or programs, sick leave plans, hospitalization or other medical insurance plans or programs and related benefits afforded to any of Seller’s employees (all of such plans and agreements described in the immediately preceding clauses (a), (b) and (c), collectively “Employee Benefit Programs”). Seller is, and on the Closing Date Seller shall have been, in material compliance with all federal and state laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller is not, and on the Closing Date Seller shall not have been, engaged in any unfair labor practice, provided that Buyer acknowledges that Seller has a number of litigation matters (listed on Schedule 5.5) in which one or more employees have alleged that Seller has engaged in unfair labor practices.

5.8                                 Trademarks.  Schedule 5.8 contains a true and correct listing all tradenames, trademarks, service marks, trademark licenses, franchises, trademark or tradename registrations, copyrights, know how, trade secrets and other assets of a like kind, which are, in whole or in part, used in connection with the operation of the Business (collectively, the “Trademarks”). Seller has not been charged with infringement of, nor, to the best of Seller’s knowledge, is Seller threatened to be charged with infringement of, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any party.

5.9                                 Environmental Conditions. Seller’s operation of the Business complies, and has complied since January 1, 2000, in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 5.9, Seller has not caused any Release or threatened Release of any Hazardous Material in, on, under or from any property owned or leased by Seller or any neighboring property and to the best of Seller’s knowledge there has not been any Release or threatened Release of any Hazardous Material in, on, under or from any property owned or leased by Seller or any neighboring property. Except as set forth on Schedule 5.9, no judicial or administrative enforcement action, proceeding, claim, order, directive, notice of inspection, or notice of noncompliance by any governmental authority pursuant to any applicable environmental law (together, “Environmental Claims”) has been made, or is pending or, to the best of Seller’s knowledge, has been threatened against Seller with respect to either the property owned or leased by Seller or Seller’s operations thereon. With the exception of radiator fluids, waste oils, greases and similar materials generated in the maintenance of motors used to propel vehicles and vessels, which materials have been properly handled in accordance with applicable Environmental Laws and have all been properly disposed of off-site, and incidental amounts of cleaning materials cooking oils and similar items customarily used and/or sold in the operations of hotels, restaurant, convenience store and casino operations, Seller has used no quantity of any Hazardous Material and has conducted no Hazardous Material Activity in, on, under or from any real property or facility (including the Lakeside Casino Resort) used or operated by Seller in connection with the operation of the Business. Seller has not placed, maintained or caused to exist any underground storage tank, asbestos containing material, polychlorinated byphenyl, in the form of electrical transformers or any other form, or landfill or dump on any real property or facility (including the Lakeside Casino Resort) used or operated by Seller in connection with the operation of the Business, except for the underground gasoline and fuel storage tanks included as part of the convenience store owned by Clay Street Development Co.

For purposes of this Section 5.9, the following terms shall have the meanings set forth below:

“Environmental Laws” means any and all federal, state and/or local laws, regulations and legal requirements that exist on the Closing Date pertaining to (i) the protection of health, safety and the indoor and outdoor environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (v) pollution (including, without limitation, any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 6901 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; the Clean Air Act of 1966, as amended, 41 U.S.C. 7401 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. App. 1801 et seq; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.; any similar, implementing or successor law to any of the foregoing and any amendment, rule, regulation, order or directive issued thereunder.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without  limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hazardous Material” means any substance, chemical, compound, product, solid gas, liquid, waste, byproduct, pollutant, contaminant or material that is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum; and (ii) any such material classified or regulated as “hazardous” or “toxic” or as a “contaminant” or “pollutant” under the laws of the State of Iowa or any Environmental Law provided that cleaning materials and other items customarily used by commercial businesses in the operation and maintenance of restaurants and other public facilities in the Osceola, Iowa area shall not be deemed to be Hazardous Materials for purposes of this definition so long as such materials or other items are used in their customary manner for such purposes.

“Release” means any soiling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

5.10                           Labor Disputes and Complaints. Except as set forth on Schedule 5.5, no person, party or labor organization, including, without limitation, governmental agency of any kind, has made, brought, commenced, or to the best of Seller’s knowledge, threatened any claim or action, within the last twelve (12) months, regarding a labor dispute, unfair labor practice, employee representation proceeding, wage and hour claim, occupational safety and health claims, employee arbitration, worker’s compensation claims or any other labor dispute proceeding or investigation, with respect to Seller, the Business or any of Business Assets. Seller has not entered into a binding agreement with organized labor that would cover the employees of Seller.

5.11                           Consents. Except for (i) the consent and approval of the IRGC and other governmental agencies or authorities in connection with the operation of the Business, including, without limitation, filings, consents, approvals and clearances by the US Federal Trade Commission and the Antitrust Division of the US Department of Justice, as may be required by the Hart Scott Rodino Antitrust Improvements Act of 1976 (collectively, the “HSR Approvals”) (ii) the consent and approval of the City of Osceola the Clarke County Development Corporation, and the Osceola Water Works Board of Trustees, to the assignment of the Facility Lease, and (iii) and as set forth on Schedule 5.11 (which consents Seller shall use commercially reasonable efforts to obtain prior to Closing, with the reasonable cooperation of Buyer, as such cooperation may be reasonably requested by Seller) and except for consents and approvals already obtained by Seller, no consent, approval or agreement of any person, entity, party, court, agency or government is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance of the terms of this Agreement or the consummation of the transactions contemplated by this Agreement. .

5.12                           Brokerage and Finder’s Fees. Except for Libra Securities (“Broker”) (who Seller will pay a commission pursuant to a separate agreement between Seller and Broker if and only if the transaction described in this Agreement closes), neither Seller nor anyone on Seller’s behalf has any actual or potential liability to any broker, finder or agent, and Seller has not agreed to pay any brokerage fee, finder’s fee or commission, with respect to the transactions contemplated by this Agreement. Seller shall indemnify, hold harmless and defend Buyer against all claims and liabilities asserted against Buyer, any of the Business Assets, or any combination of them, by any person acting or claiming to act as a broker or finder on behalf of Seller.

5.13                           Options. Except as set forth in Schedule 5.13, there are no rights of first refusal, options or similar rights granted with respect to any of the Business Assets.  Buyer acknowledges that the options listed on Schedule 5.13 are part of the Assumed Obligations and therefore will remain in place as of the Closing (unless exercised by the parties entitled thereto under the applicable agreement prior to the Closing).

5.14                           Affiliate Contracts. Except for employment agreements and except as specifically identified on Schedule 5.14, there does not exist any contract, agreement or other arrangement between Seller and (a) any affiliate of Seller, (b) any entity in which Seller directly or indirectly owns more than a five percent (5%) interest or (c) any of the managers or members of Seller that will not be cancelled by Seller simultaneously with the Closing hereunder.

5.15                           Complimentaries. Seller is not committed to any complimentary arrangement for food or beverage for any guest or client of the Business as of the Closing Date, or for any period thereafter, except in accordance with prior practices.

5.16                           Approval of Agreement by Shareholders. This Agreement and each of the transactions contemplated hereby will be approved by Seller’s Shareholders at a meeting duly held by Seller prior to the Closing.

5.17                           Maintenance of Insurance. Seller carries insurance (including self insurance) in such amounts and covering such risks as set forth on Schedule 5.17 and will continue to carry such insurance until the Closing hereunder.

5.18                           Compliance with Laws; Permits.

(a)                                  Seller is and has been since January 1, 2001 in compliance in all material respects with all statutes, laws, ordinances or regulations applicable to the conduct or operation of the Business and the ownership or use of the Business Assets.  Neither Seller nor any of its executive officers has received since January 1, 2001, nor is there any basis for, any notice, order, complaint or other communication from any governmental authority or any other person that Seller is not in compliance in all material respects with any such laws.

(b)                                 Seller is in possession of, and Schedule 5.18 sets forth a true and complete list of, all Permits necessary for Seller to own, lease and operate the Business Assets and to carry on the Business in all material respects as currently conducted (the “Permits”).  Seller is and has been in compliance in all material respects with all such Permits.  As of the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of Seller, threatened

5.19                           Real Property.

(a)                                  Seller has (i) title in fee simple to all owned real property and (ii) leasehold title to all leased real property, in each case, subject only to the matters disclosed on the Title Commitment and Survey to be delivered pursuant to Section 4.6.  No parcel of owned real property or leased real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Seller, has any such condemnation, expropriation or taking been proposed.  All leases of leased real property and all amendments and modifications thereto are in full force and effect, and, except as disclosed on Schedule 3.2 (list of Assumed Obligations) there exists no default under any such lease by Seller or to the best knowledge of Seller by any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or to the best knowledge of Seller by any other party thereto.  Except as disclosed on Schedule 3.2, all leases of leased real property shall remain valid and binding in accordance with their terms following their assignment to Buyer at the Closing.

(b)                                 There are no contractual or legal restrictions that  materially preclude or restrict the ability to use any owned real property or leased real property by Seller or the Business for the purposes for which it is currently being used.  There are no material latent defects or material adverse physical conditions affecting the owned real property or leased real property, or improvements thereon.  All structures and other buildings on the owned real property or leased real property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted.

5.20                           Personal Property.  The personal property included in the Business Assets has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  The personal property, taken as a whole, is in all material respects in good operating condition and repair, ordinary wear and tear excepted.  All such personal property that is leased is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

5.21                           Knowledge.  As used herein, “Seller’s knowledge” or other references herein to Seller’s knowledge mean the actual knowledge, after due and careful inquiry (and without personal liability), of Larry Seckington, and Bruce Schmitter, who Seller represents and warrants are the individuals primarily involved with the development and operation of the Business and the other Business Assets on behalf of Seller.

6.                                       Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows, each of which is true and accurate on the date hereof and shall be true and accurate on the Closing Date. The following representations and warranties of Buyer shall survive the Closing for a period of eighteen (18) months.

6.1                                 Organization, Standing and Authority of Buyer. Buyer is a Nevada company, duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the power to execute and deliver this Agreement and has taken all action required by law for such execution, delivery and performance. This Agreement is a valid and legally binding agreement of Buyer enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth on Schedule 6.5, there are no contractual or other limitations on Buyer’s power to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement other than the requirement to obtain the consent of the IRGC.

6.2                                 No Conflict. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated by this Agreement, are not contrary to the articles of incorporation or bylaws of Buyer. Except as set forth on Schedule 6.5, the execution, delivery, performance or consummation of this Agreement by Buyer will not (a) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, contract, agreement or other restriction to which Buyer is a party or to which any of Buyer’s property is subject, (b) result in the creation of any lien or other charge on any of the assets of Buyer, (c) result in an acceleration or termination of any loan or security interest agreement or similar agreement or instrument to which Buyer is a party or (d) result in a violation of any order, judgment, decree, rule, regulation or law applicable to Buyer.

6.3                                 Litigation.  Buyer is not a party to any suit, claim, action or proceeding now pending or threatened before any court, administrative body or regulatory body, or by any governmental agency, or any investigation now pending or, to the best of Buyer’s knowledge, threatened by any governmental agency in which there is a substantial likelihood of a judgment, order, decree, liability or other determination affecting the consummation by Buyer of the transactions contemplated by this Agreement.

6.4                                 Compliance with Laws. Buyer has not violated any statute, law, ordinance or regulation applicable to Buyer’s operations and properties that would materially affect the consummation of the transactions contemplated by this Agreement.

6.5                                 Consents. Except (i) as set forth on Schedule 6.5, (ii) with respect to such consents and licenses required to be obtained from the IRGC or other governmental agencies or authorities including, without limitation, HSR Approvals and (iii) as set forth on Schedule 5.11, (a) no consent, approval or agreement of any person, entity, party, court or government is required to be obtained by Buyer or the stockholders of Buyer in connection with the execution and delivery of this Agreement or the performance of the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) Buyer’s obligations under this Agreement do not and will not require any registration with, consent or approval of, notice to or any action by any person or governmental authority (except as may be required by the Nevada gaming authorities); and (c) Buyer is not required to obtain any permit of any kind from any regulatory or governmental authority in order to consummate the transactions contemplated by this Agreement. Buyer shall use its commercially reasonable efforts to obtain before the Closing Date, with the reasonable cooperation of Seller, as such cooperation may be reasonably requested by Buyer, all requisite consents of third parties, including, without limitation, governmental or other regulatory agencies, foreign or domestic, required to be received by or on the part of Buyer for the execution and delivery of this Agreement and the performance of its terms.

6.6                                 Brokerage and Finder’s Fees. Except for Lehman Brothers Inc., neither Buyer nor anyone on Buyer’s behalf has any liability to any broker, finder or agent, and Buyer has not agreed to pay any brokerage fee, finder’s fee or commission, with respect to the transactions contemplated by this Agreement. Buyer shall indemnify and hold harmless Seller from and against all claims or liabilities asserted against Seller by any person acting or claiming to act as a broker or finder on behalf of Buyer.

6.7                                 Good Standing in Other States.  Buyer represents and warrants to Seller that it has licenses to conduct gambling games in Nevada and that its licenses in such jurisdiction are valid and in good standing as of the date hereof and as of the Closing.  Buyer further represents and warrants that Buyer has no knowledge of any circumstances that would prevent Buyer from obtaining IRGC approval of its Application.

7.                                       Seller’s Obligations.

7.1.                              Seller’s Covenants. From the date hereof to the Closing Date, Seller shall continue to conduct the Business in the ordinary course of business, consistent with past practices, in accordance with standards of operation existing as of the date hereof and in accordance with Seller’s annual budget or budgets, copies of which have been or will be provided to Buyer on or prior to the Effective Date.   Notwithstanding the foregoing, Buyer and Seller agree that (I) Seller shall have no obligation to purchase or lease any Gaming Equipment, whether or not called for in Seller’s annual budget, but (II) Seller shall be obligated to make the other planned capital expenditures provided for in its current annual budget.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Business Assets without the prior written consent of Buyer:

(a)                                  issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Business Assets, other than sales or transfers in the ordinary course of business consistent with past practice;

(b)                                 enter into any lease of real or personal property or any renewals thereof in connection with the Business;

(c)                                  increase the compensation payable or to become payable or the benefits provided to any employee, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees who receive less than $50,000 in total annual cash compensation from Seller, or increase the compensation payable or to become payable or the benefits provided to any employee of Seller who receives more than $50,000 in total annual cash compensation from Seller by more than 5%, or grant any severance or termination payment to, or pay, loan or advance any amount to, any employee, or establish, adopt, enter into or amend any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described on Schedule 3.5.3. Buyer agrees that Seller shall be free to offer and pay retention bonuses (to retain employees during the uncertainties caused by this transaction) and/or to pay bonuses at or after Closing to employees of the Business to reward past service, so long as such payments do not result in an increase in the base pay to such employees;

(d)                                 enter into any contract or agreement with any related party of Seller in connection with or affecting the Business or the Business Assets;

(e)                                  make any change in any method of accounting or accounting practice or policy affecting the Seller’s Financial Statements, except as required by GAAP;

(f)                                    cancel, compromise, waive or release any right or claim relating to the Business or the Business Assets, other than in the ordinary course of business consistent with past practice, and except that Seller shall be free to deal with any Excluded Assets and Excluded Liabilities as it sees fit;

(g)                                 permit the lapse (without comparable replacement coverage) of any existing policy of insurance relating to the Business or the Business Assets;

(h)                                 use any  of the Business Assets other than cash or cash equivalents to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement;

(i)                                     commence or settle any action, claim or proceeding relating to the Business, the Business Assets or the Assumed Obligations,  except that Seller shall be free to deal with any Excluded Assets and Excluded Liabilities as it sees fit;

(j)                                     take any action, or intentionally fail to take any action, that would cause any representation or warranty made by Seller in this Agreement to be untrue or result in a breach of any covenant made by Seller in this Agreement or any Ancillary Agreement, or that would have a Material Adverse Change;

(k)                                  enter into any purchase order for the Business involving a commitment of $50,000 or more which would not be fully paid by the Closing without first providing Buyer notice thereof and an opportunity to disapprove such purchase order.

7.2                                 Pre-Closing Assistance. Before the Closing Date, at the request of Buyer, Seller shall use commercially reasonable efforts to provide reasonably requested information to Buyer for the purpose of assisting Buyer in obtaining IRGC approval; provided, however, that Seller shall have no liability whatsoever for or associated with such licensing. Buyer agrees to indemnify and hold harmless Seller and any representative or agent of Seller, including, but not limited to, Bruce Schmitter and Larry Seckington, from any liability, claim, expense or cost associated with assisting Buyer in obtaining IRGC approval.

7.3                                 Exclusivity.  Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action necessary to ensure that none of its representatives or agents shall:

(a)                                  solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Business Assets, whether effected by sale of assets, sale of stock, merger or otherwise; or

(b)                                 participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do any of the foregoing.  Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing.

(c)                                  Seller shall use good faith efforts to notify Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made.  Any such notice to Buyer shall indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Seller shall not release any person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party entered into in connection with Seller’s proposed sale of the Business, without the prior written consent of Buyer.

7.4                                 Non-Competition; Non-Solicitation.

(a)                                  For a period of five (5) years following the Closing, Seller shall not engage, directly or indirectly through any person or contractual arrangement, in any gaming business anywhere within 120 miles of Osceola, Iowa (the “Territory”), or directly or indirectly through any person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in any gaming business within the Territory.  Notwithstanding anything to the contrary herein, the provisions of this Section 7.4 shall not apply to the operation by Seller or its affiliates of the White Cloud casino, or the Woodlands Racetrack. For purposes of the preceding sentence, the Woodlands Racetrack shall include any gaming activities that may in the future be added to the Woodlands Racetrack and also any new casino or racetrack located within a three (3) mile radius of the Woodlands Racetrack.  In addition, after the term of the consulting agreement provided for in Section 7.12 , nothing herein shall limit the right of Larry Seckington or Bruce Schmitter to obtain employment in the gaming business in the Kansas City area, notwithstanding the fact that some or all of such area may be within the Territory.  Finally, nothing herein shall be deemed to prevent Seller, or any affiliate of Seller, from acquiring less than a five percent (5%) in aggregate interest in any publicly held company, regardless of the location of any businesses operated by the said public company.

(b)                                 For a period of two (2) years following the Closing, Seller shall not, and shall cause its affiliates and persons who act at the request of or otherwise for the benefit of Seller or its affiliates in connection with the recruitment, retention or hiring of employees not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Business Employee (as defined below).  The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Business Employees or (ii) Seller or any of its affiliates from soliciting, recruiting or hiring any Business Employee who has ceased to be employed or retained by Buyer for at least 12 months.  For purposes of this Section 7.4, “Business Employee” means, any current or former employee of Seller who is or was employed in the Business, except that Larry Seckington, Bruce Schmitter, Gary Voss, Sandy Hale, Nancy Wheatley and Pam Murphy are expressly excluded from the definition of Business Employee for purposes of this Section 7.4.

(c)                                  As additional consideration for this Agreement, Seller agrees to use all commercially reasonable efforts to cause the following affiliates of Seller (the “Restricted Affiliates”) to enter into separate non-competition agreements meeting the requirements of Section 7.4(a) (except that the term shall have been shortened to two (2) years after Closing)(each, a “Non-Competition Agreement”, and together the “Non-Competition Agreements”) and delivered to Buyer.

(1)                                  Grace Entertainment, Inc.

(2)                                  Larry Seckington

(3)                                  Bruce Schmitter

(4)                                  Howard Grace

(5)                                  Richard Deshon

(6)                                  John Gourley

(7)                                  Gary Vos

Each Non-Competition Agreement shall bind each Restricted Affiliate and its or their affiliates. For purposes of this Section 7.4(d), an “affiliate” of a Restricted Affiliate shall mean an entity which controls the Restricted Affiliate, is controlled by the Restricted Affiliate, or is under common control with the Restricted Affiliate. Buyer expressly agrees that a default by one Restricted Affiliate under its Non-Competition Agreement shall not constitute a default by Seller or any other Restricted Affiliate, and that Buyer shall look solely to each Restricted Affiliate for any damages caused by any breach by that Restricted Affiliate of its  Non-Competition Agreement.

(d)                                 Seller acknowledges that the covenants of Seller set forth in this Section 7.4 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 7.4 will result in irreparable injury to Buyer.  Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.4 are reasonable and proper to protect the legitimate interest of Buyer.

(e)                                  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.4 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(f)                                    Notwithstanding the preceding provisions of Section 7.4(a), Buyer acknowledges that an affiliate of Seller (Grace Entertainment, Inc.) (the “Ottumwa Affiliate”) is currently seeking approval from the City of Ottumwa, Iowa, to construct and operate a

Gaming Facility that would be within the Territory.  Buyer agrees that the Ottumwa Affiliate may continue its efforts to obtain permission for such a facility without violating Section 7.4(a), subject to the following.  Seller agrees that if within five (5) years after Closing, the Ottumwa Affiliate (or any other affiliate of Seller) is successful in obtaining the approval of the City of Ottumwa and the State of Iowa to construct and operate a Gaming Facility in Ottumwa, Iowa, then Seller shall promptly notify Buyer in writing of such approval, and Buyer shall have the option, exercisable within sixty (60) days after receipt of such notice, to purchase a 50% ownership interest in the said Gaming Facility by paying to the Ottumwa Affiliate a amount equal to one-half of all third party costs incurred by the Ottumwa Affiliate in pursuing the said Gaming Facility and agreeing to provide 50% of the capital required to construct and operate such Gaming Facility.  If Buyer elects to purchase a 50% ownership interest in the said Gaming Facility, then Buyer and Seller (and/or the Ottumwa Affiliate) shall negotiate in good faith the terms of a joint venture agreement to jointly develop the said Gaming Facility.  If Buyer elects not to purchase the said 50% ownership interest, then the Ottumwa Affiliate shall be free to develop and operate the said Gaming Facility on its own, notwithstanding Section 7.4(a) (but still subject to the restrictions in Section 7.4(b)).

7.5                                 Notification of Certain Matters.

(a)                                  Seller shall give prompt written notice to Buyer upon Seller becoming aware of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Seller contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Change, (iii) any failure of Seller or any affiliate of Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, (iv) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any claim, action or proceeding pending or, to Seller’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement.

(b)                                 Buyer shall give prompt written notice to Seller upon Buyer becoming aware of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Buyer contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of Buyer or any affiliate of Buyer to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Seller’s obligations hereunder, (iii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (iv) any claim, action or proceeding pending or, to Buyer’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement.

7.6                                 Payment of Liabilities.  Seller shall pay or otherwise satisfy in the ordinary course of business, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business (other than the Assumed Obligations) and, after the Closing, the Excluded Obligations.

7.7                                 Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Business Assets to Buyer (other than any obligations with respect to the application of the proceeds therefrom).  Pursuant to Section 18.2.1, Seller has agreed to indemnify Buyer against any and all liabilities that may be asserted by third parties against Buyer as a result of Seller’s noncompliance with any such law.

7.8                                 Cooperation for Financing.  Seller shall at Buyer’s cost and expense provide all reasonable cooperation to Buyer with respect to the Business and the Business Assets to permit the completion of Buyer’s financing in connection with the transactions contemplated by this Agreement, the St. Joseph Agreement and the Mark Twain Casino Agreement (each as defined in Section 36), including without limitation, by (i) permitting the use of the Seller’s Financial Statements, the Interim Financial Statements, any financial statements subsequently delivered by Seller pursuant to Section 7.11 and any pro forma financial information derived therefrom, to be used by Buyer in connection with any offering memorandum, registration statement, prospectus or other like documentation (the “Financing Materials”), and (ii) making Seller’s auditors available to Buyer and its representatives, agents, attorneys and accountants for the purposes of preparing any Financing Materials or providing “comfort letters” to any underwriters involved in such financing.

7.9                                 Environmental Investigations.

(a)                                  In the event that Buyer notifies Seller that any Phase I Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1527-00 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) (each, a “Phase I Investigation”) delivered to Buyer pursuant to Section 4.5 has discovered or reported any fact, matter or circumstance that reasonably requires further investigation, Seller shall, at Seller’s sole cost and expense, cause to be carried out by an assessor (who shall be reasonably satisfactory to Buyer) a Phase II Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1903-97 (Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process) (each, a “Phase II Investigation”) on each parcel of real property with respect to which there was any such fact, matter or circumstance discovered or reported, and upon completion of such Phase II Investigations, if any, Seller shall provide copies to Buyer of all reports and documents related thereto.

(b)                                 If required by Buyer’s lender, Seller shall, at the sole cost and expense of Buyer, and within sixty (60) days prior to the scheduled Closing Date (unless the Closing is delayed by more than four 4 months, in which case the relevant date for purposes of this section shall be sixty (60) days prior to the Closing, as rescheduled), cause the Phase I Investigation delivered pursuant to Section 4.1 to be updated, and upon completion of such  update, Seller shall provide copies of all reports and documents related thereto to Buyer.

(c)                                  In the event that Buyer notifies Seller that any of the Phase I Investigations delivered to Buyer pursuant to Section 4.5 or 7.9(b) have discovered or reported any fact, matter or circumstance that reasonably requires further investigation, Seller shall, at Seller’s sole cost and expense, cause to be carried out by an assessor (who shall be reasonably satisfactory to Buyer) a Phase II Investigation on each parcel of real property with respect to which there was any such fact, matter or circumstance discovered or reported, and upon completion of such Phase II Investigations, if any, Seller shall provide copies to Buyer of all reports and documents related thereto.

(d)                                 Seller hereby agrees that any Phase I Investigation or Phase II Investigation provided to Buyer by Seller pursuant to this Section 7.9 or otherwise may be provided to Buyer’s advisers, representatives, underwriters and agents for the purposes of consummating the transactions contemplated by this Agreement and the financing therefor.

7.10                           Maintenance of Seller Records.  Seller shall keep and maintain the Seller Retained Records for a period of three (3) years  after the Closing Date, and shall allow Buyer access during business hours to, and copies of, the Seller Records during such period, as Buyer may reasonably request.

7.11                           Delivery of Financial Information.  From the date hereof until the Closing Date Seller shall furnish to Buyer the following documents:  (a) on a monthly basis and within 15 days after the end of each calendar month, unaudited balance sheets of Seller as of the end of each such month, and the unaudited statements of operations for the month then ended (the “Subsequent Monthly Statements”); and (b) if the Closing shall not have occurred prior to January 31, 2005, audited financial statements for the year ended December 31, 2004; provided that the financial statements furnished pursuant to this Section 7.11 (i) shall be complete, in accordance with the books and records of Seller, (ii) shall accurately reflect the assets, liabilities and financial condition and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Subsequent Monthly Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and (iii) shall have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto, and except, in the case of the Subsequent Monthly Statements, for the inclusion of notes).

7.12                           Consulting Postclosing.  Seller agrees to use good faith efforts to make Bruce Schmitter, Larry Seckington and Nancy Wheatley (to the extent that she is not employed by Buyer) available to consult with the Buyer on a part-time basis for a period of up to six (6) months after the Closing on terms and conditions to be negotiated between Buyer and each of Bruce Schmitter and Larry Seckington after the Effective Date of this Agreement.

7.13                           Purchase of Gaming Equipment.  Notwithstanding the provisions of Section 7.1 above, Seller may, at Seller’s option, elect to purchase or lease Gaming Equipment after the Effective Date.  If Seller elects to purchase or lease Gaming Equipment, the following provisions shall apply: (a) Seller shall notify Buyer of its intent to purchase or lease Gaming Equipment, and (b) Seller shall then consult with Buyer and obtain Buyer’s approval of the number and types of Gaming Equipment to acquire and the terms (purchase price and/or lease terms, as appropriate), which approval shall not be unreasonably withheld, provided that all new Gaming Equipment shall ticket in/ticket out compatible.  If Buyer approves the acquisition of new

Gaming Equipment, then (A) the Purchase Price hereunder shall be increased by the tax net book value of all purchased new Gaming Equipment, and (B) all leases for new Gaming Equipment shall be treated as Assumed Obligations.  If Buyer disapproves the acquisition of any new Gaming Equipment, then if Seller nonetheless acquires the said new Gaming Equipment, the said new Gaming Equipment shall be treated as Excluded Assets.

8.                                       Conditions Precedent to Closing of Buyer. The obligations of Buyer under this Agreement are subject to satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by Buyer.

8.1                                 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects as if made at and as of the Closing Date; provided, however, that if there has been a material change in a representation or warranty of Seller between the Effective Date and Closing and (a) such change was not caused by a default by Seller hereunder, (b) does not constitute a Material Adverse Change and (c) Seller agrees at the Closing that any Damages associated with such change shall be an Excluded Obligation and further agrees to indemnify and hold harmless the Buyer Indemnitees in full from and against any Damages arising as a result of such change without regard to, or in any way reducing the maximum amount available under, the limitation of Seller’s Indemnity set forth in Section 18.2.3, then such change shall not constitute a failure of a condition precedent to Buyer’s obligation to close (i.e. Buyer may not cancel this Agreement due to such change).  Notwithstanding the foregoing, if the change relates to a potential liability of the Business or Business Assets, Buyer may require a reasonable increase in the amount of the security provided in Section 18.4 equal to 110% of the estimated liability.

8.2                                 Performance of Covenants. Seller shall have duly performed all obligations, covenants and agreements undertaken by Seller herein and complied with all terms and conditions applicable to Seller hereunder to be performed or complied with before the Closing Date.

8.3                                 Officer’s Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date and executed by an officer of Seller, to the effect that (a) all of the conditions contained in Section 9 have been satisfied; (b) all of the representations and warranties of Seller contained in this Agreement are true and accurate in all material respects as of the Closing Date or, with respect to those qualified as to materiality, in all respects (or disclosing any material changes in any of the matters addressed in the representations and warranties); and (c) all of the covenants and agreements of Seller contained in this Agreement and required to be performed before the Closing have been performed and Seller is not in breach or default of any of Seller’s obligations or representations or warranties contained in this Agreement.

8.4                                 Threatened or Pending Litigation. No suit, action, or other proceeding shall be pending by or before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of any of the transactions contemplated hereby.

8.5                                 Gaming Approval. Buyer shall have obtained IRGC approval in accordance with Section 4 and MGC approval of the St. Joseph Agreement and the Mark Casino Agreement in accordance with the terms of those Agreements.

8.6                                 Consents. The consents of the IRGC, of Clarke County Development Corporation, the City of Osceola, and the Osceola Water Works Board of Trustees, the HSR Approvals and the other consents set forth on Schedules 5.11 and 6.5 to the transfer all of the Business Assets to Buyer in the manner contemplated by this Agreement and to permit Buyer to operate the Business as presently conducted after the Closing Date, shall have been obtained.

8.7                                 Non-Competition Agreements.  Seller shall have delivered the Non-Competition Agreements provided for in Section 7.4(c).

8.8                                 Material Adverse Change.  There shall not have occurred any Material Adverse Change.

8.9                                 Title Policy.  Seller shall have delivered to Buyer the Title Policy.

8.10                           Simultaneous Closing.  The transactions contemplated by the St. Joseph Agreement and by the Mark Twain Casino Agreement shall be closing simultaneously with the Closing.

9.                                       Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by Seller.

9.1                                 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects as if made at and as of the Closing Date.

9.2                                 Performance of Covenants. Buyer shall have duly performed all obligations, covenants and agreements undertaken by Buyer herein and complied with all terms and conditions applicable to Buyer hereunder to be performed or complied with before the Closing Date.

9.3                                 Litigation. On the Effective Date, Buyer shall have executed and delivered to Seller, a schedule showing all litigations pending or threatened, which would delay or prevent the closing of this Transaction.

9.4                                 Officer’s Certificate. Seller shall have received a certificate from Buyer, dated as of the Closing Date and executed by an officer of Buyer, to the effect that (a) all of the conditions contained in Section 8 have been satisfied; (b) all of the representations and warranties of Buyer contained in this Agreement are true and accurate as of the Closing Date; and (c) all of the covenants and agreements of Buyer contained in this Agreement and required to be performed before the Closing have been performed and Buyer is not in breach or default of any of Buyer’s obligations or representations or warranties contained in this Agreement.

9.5                                 Consents. The consents of  the IRGC and of Clarke County Development Corporation, the City of Osceola, and the Osceola Water Works Board of Trustees, the HSR Approvals and the other consents set forth on Schedules 5.11 and 6.5 to the transfer all of the Business Assets to Buyer in the manner contemplated by this Agreement shall have been obtained.

9.6                                 Simultaneous Closing.  The transactions contemplated by the St. Joseph Agreement and by the Mark Twain Casino Agreement shall be closing simultaneously with the Closing.

10.                                 Closing. Provided that all of the conditions to the close of the transaction contemplated by this Agreement as set forth in Sections 8 and 9 and this Section 10 have been satisfied or waived, the transaction shall close on the date selected by Buyer that is at least ten (10) but no more than thirty (30)  days after the later to occur of (i) the date Buyer is approved by the IRGC to operate an excursion gaming riverboat from Osceola, Iowa or (ii) the date the Missouri Gaming Commission (the “MGC”) approves Buyer’s applications pursuant to the St. Joseph Agreement and the Mark Twain Casino Agreement (collectively, the “MGC Approval”) in accordance with Section 4.4 above (unless the parties mutually agree to waive the requirements of Section 36 in which event the later date referred to above shall be the date of such waiver) (the “Closing Date”).  Notwithstanding the foregoing, the Closing Date must occur by not later than December 31, 2004 (the “Outside Closing Date”) unless both Seller and Buyer agree to a later date, provided that if the only remaining condition to Closing is obtaining IRGC and/or MGC consent , then at the option of either Buyer or Seller, the Outside Closing Date may be extended for up to two (2) ninety (90) day periods (the “Extension Periods”) by written notice delivered by the requesting party to the other party prior to the date of the current Outside Closing Date.  Buyer shall give Seller written notice specifying the Closing Date not less than five (5) business days prior thereto.

10.1                           Conditions to the Closing. The transaction contemplated by this Agreement shall not close unless and until:

(a)                                  All parties have delivered all sums and documents required as provided in Sections 10.2 and 10.3;

(b)                                 All of the conditions set forth in Sections 8 and 9 have been waived or satisfied as provided by this Agreement; and

(c)                                  The Closing Statements have been prepared and delivered in accordance with the provisions of Section 13.10.

10.2                           Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer each of the following:

(a)                                  Bill of Sale for the vessel that constitute the USS Osceola ;

(b)                                 Current U.S. Coast Guard Certificates of Documentation (if required) ;

(c)                                  Current Federal Communications Commission ship-to-shore radio licenses;

(d)                                 Assignments of all material agreements;

(e)                                  Bill(s) of sale for the Business Assets;

(f)                                    The Assignment and Assumption Agreement executed by Seller;

(g)                                 A counterpart to each of the Non-Competition Agreements, each executed by the respective persons named in Section 8.7; and

(h)                                 Such other documents required to be delivered under this Agreement.

10.3                           Buyer’s Deliveries; Payment. At the Closing, Buyer shall deliver to Seller each of the following:

(a)                                  Application of Documentation for USS Osceola ];

(b)                                 Citizenship Declaration for Buyer;

(c)                                  The Assignment and Assumption Agreement executed by Buyer;

(d)                                 Cash by wire transfer of funds for the Purchase Price, or in the event of any withholding pursuant to Section 5.3, for the balance of the Purchase Price; and

(e)                                  Such other documents required to be delivered under this Agreement.

10.4                           Prorations. The following matters and items shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party hereto, as of the Closing:

(a)                                  Taxes, including, without limitation, real estate taxes and assessments, personal property, business, prepaid gaming and occupation taxes, if any (based on the most current available information), and water and sewer charges shall be prorated as of the Closing Date, or charged on the basis of applicable governmental records, and shall be readjusted when the actual bills are available pursuant to Section 13.10. Such taxes assessed for the fiscal year shall be prorated as of the date on which billings are received with respect thereto, with Seller being responsible for the taxes accrued with respect to all periods before the Closing Date, and Buyer being responsible for all subsequent periods.

(b)                                 Telephone and utility services shall be prorated as of the Closing Date. All deposits, if any, made by Seller as security under any public service contract shall be credited to Seller if the same remain on deposit for the benefit of Buyer. Where possible, cut-off meter readings shall be secured for all utilities as of the Closing Date.

(c)                                  Any amount prepaid or payable under any lease or option agreement shall be prorated at the Closing and any accrued rental and any percentage rental under space leases shall be prorated as and when collected. All security deposits held by Seller, including customer deposits held in the casino cage, shall be transferred to Buyer, and all obligations with respect to such security deposits shall be assumed by Buyer on the Closing Date.

(d)                                 Fees paid or payable for transferable licenses and permits shall be prorated as of the Closing Date.

(e)                                  With respect to the Business Assets and business operations then sold and conveyed to Buyer, Seller’s insurance shall be canceled on the Closing Date, and Seller shall retain all prepaid premiums and be responsible for any additional premiums due on or after the Closing Date due to any insurance audit or retrospective rating adjustments that were incurred prior to Closing and any payment of claims within the applicable deductibles required to be paid thereunder. Buyer shall arrange for immediate effectiveness of Buyer’s own insurance coverage as of the Closing Date.

(f)                                    On the Closing Date, such other items shall be prorated as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a casino business, including, without limitation, all deposits and prepaid items that inure to the benefit of Buyer (including, but not limited to, prepaid insurance) and the interest on the Assumed Obligations and on any other obligations being assumed by Buyer hereunder as of the Closing Date.

In making apportionments, all prepaid rents and similar items shall be prorated on the basis of the number of days of occupancy before and after the time set for such adjustments to be made, and all prepaid taxes, charges and impositions shall be prorated on the basis of the number of days of the applicable tax year, or on the basis of unit costs or, if this is not practicable, on the basis of the number of days before and after that time.

11.                                 Closing Documents. As soon as practicable after the date of this Agreement, Seller shall prepare and submit to Buyer for its approval, which approval shall not be unreasonably withheld, the form of the documents to be delivered on the Closing Date, including, without limitation, bills of sale, assignments, assumptions, novations and other title transfer instruments, together with such other documentation as may be required to consummate the transactions contemplated by this Agreement on the Closing Date. On the Closing Date, Seller shall deliver to Buyer final, executed bill(s) of sale, assignments and other title transfer instruments or documents required to consummate the transactions contemplated by this Agreement on the Closing Date on behalf of Seller, and Buyer shall deliver to Seller final, executed assumption, novation or other agreements or documents required to consummate the transactions contemplated by this Agreement on the Closing Date on behalf of Buyer. All instruments required to be recorded shall be in recordable form at the time of delivery by Seller or Buyer, as the case may be.

12.                                 Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer, Seller shall execute and deliver such further instruments of transfer and assignment as Buyer reasonably may require to more effectively transfer and assign to and vest in Buyer the Business Assets.

13.                                 Transfer of Operations and Operating Cash.  The Business shall be transferred to Buyer at 11:59 P.M. Central Time on the Closing Date (the “Closing Time”).  Without prejudice to the further provisions of this Section 13 set forth below, each of Buyer and Seller agree to develop a mutually acceptable ownership transition plan prior to the Closing Date to address gaming machine drop procedures and other cash transfer procedures to be applied as of the Closing Time in order to effect a fair and equitable accounting of cash and the transfer of possession of Operating Cash.

13.1                           Possession of Osceola. Seller shall give, assign and transfer to Buyer complete possession of the Osceola at the Closing Time on the Closing Date. Buyer and Seller shall pre-close the transaction not later than the day immediately preceding the Closing Date. At such pre-closing, Buyer and Seller shall deliver for inspection all documents required of either party, except to the extent that any delivery is waived by either party, in accordance with this Agreement, to complete the transfer of ownership of the Business Assets from Seller to Buyer following the procedures set forth herein to the extent applicable. Except as provided below, the bars and restaurant and the casino on the Osceola shall be operated by Seller for Seller’s benefit until the Closing Date.

13.2                           Outstanding Chip Obligations. Buyer agrees that it will assume all of Seller’s obligations with respect to any uncashed chips as of the Closing Time.  At the Closing Buyer shall receive a credit, applied to the Operating Cash for the purposes of Sections 1(d) and 2(a), for a percentage of the face value of such outstanding chips based on industry standards.

13.3                           Transfer of Gaming Operations. With the exception of the slot machines, the transfer of the gaming operations associated with the Business, including the Gaming Equipment, shall take place starting at the Closing time, and effective as of the Closing Time, on the Closing Date. Seller shall control and Buyer shall review and verify the physical count of the drop boxes and gaming tables. All of Seller’s Cash in the casino cages or banks shall be counted and included as Operating Cash for the purposes of Sections 1(d) and 2(a).

13.4                           Final Slot Drop. Starting at the Closing Time and effective as of the Closing Time, the cash or tokens in the hoppers, buckets (or slot drops) and the bill acceptors in all slot machines shall be collected and counted (by emptying and counting the cash in the loads of all machines) by Seller and verified by Buyer (the “Final Slot Drop”), and shall be included as Operating Cash for the purposes of Sections 1(d) and 2(a).

13.5                           Progressive Jackpots. Buyer shall assume and be responsible for the accrued liability starting at the Closing Time and effective as of the Closing Time, shown by the progressive meter readings on all progressive slot machines (including video poker) and all progressive table games as of the Closing Date, and the amount of such liability shall be deducted from the Purchase Price.

13.6                           Promotions. Buyer understands that Seller, in the ordinary course of business, has conducted, and will continue to conduct such promotions in the ordinary course of business and consistent with past practices from the Effective Date until the Closing, special events or promotions designed to attract customers to the Riverboats one or more of which special events or promotions involved the issuance of discount or other customer entitlement coupons. Buyer agrees to accept and honor all such valid and unexpired discount or entitlement coupons tendered to the Riverboats after the Closing Time in accordance with the terms thereof, provided, however, that the amount of the accrued liability pursuant to all Players Club entitlements shall be deducted from the Purchase Price.

13.7                           Slot Machine Wide Area Progressive Liability. In the event that Seller participates in slot machine wide area progressive networks, Buyer shall assume such contracts as of the Closing Time, but shall have the option to require Seller to deliver an appropriate termination notice consistent with the terms of any or all of such wide area network contracts. Buyer shall assume all liability associated with the wide area progressive network contracts, provided, however, that the amount of the accrued liability so assumed shall be deducted from the Purchase Price if and to the extent that accrued liability is not already funded as of the Closing.

13.8                           Seller’s Post Closing Access. For a period of not more than one hundred twenty (120) days after the Closing Date, Buyer shall make available to Seller and Seller’s representatives, on a rent-free basis, an exclusive license to use a secured office sufficient for two or three persons for the purpose of permitting Seller to complete Seller’s partial year audit for 2004 and/or 2005, and for such other post-closing activities as are reasonably necessary after the Closing Date. Conditional upon the execution by Seller of a non-disclosure agreement in form reasonably satisfactory to Buyer, Buyer agrees to provide Seller with access to the existing data processing equipment for the Business for a period of one hundred twenty (120) days after the Closing Date.  Buyer further agrees to assist Seller in processing final payrolls, accounts payable and general ledger runs for Seller on the system at no cost to Seller, and Seller shall allow Buyer to use the same programs at no cost to Buyer for Buyer’s own transitional use during such one hundred twenty (120) days period, provided that such use by Seller is not in violation of any applicable software license.

13.9                           Closing Statements. Seller shall prepare and deliver to Buyer on the Closing Date a preliminary closing statement (a “Preliminary Closing Statement”) as of the Closing Date, which shall show the net amount due either to Seller or Buyer based on items for which a specific credit or debit is provided in this Agreement, which statement shall be in form and substance acceptable to Buyer. Such net amount shall be added to or subtracted from the payment of the cash balance of the Purchase Price to be paid to Seller pursuant to Section 3 on the Closing Date. Within sixty (60) days after the Closing Date, Buyer shall deliver a final closing statement (a “Final Closing Statement”) to Seller setting forth the final determination of all items to be included in the Closing Statements. To the extent that amounts are determined to be owing by Seller to Buyer or by Buyer to Seller which are not disputed, such amounts shall be settled in cash between Buyer and Seller. Should Buyer and Seller disagree on the amount due either Buyer or Seller as reflected in the Preliminary Closing Statement, or the Final Closing Statement, any such dispute where less than $50,000 is in dispute shall be resolved by Buyer’s and Seller’s accountants (whose mutual decisions shall be final and binding on each of Buyer and Seller); provided, however, that should such accountants be unable to resolve any dispute with respect to the Preliminary Closing Statement within ten (10) business days of the Closing Date or any dispute with respect to the Final Closing Statement within ten (10) business days following Seller’s receipt of the Final Closing Statement from Buyer, such disputes, as the case may be, shall be resolved by arbitration. In the event that Buyer’s and Seller’s accountants are the same accounting firm, Seller shall be allowed to appoint its own representative to represent Seller with respect to the dispute which representative shall be a nationally recognized public accounting firm. If at any time within ninety (90) days after the Closing Date either Buyer or Seller discovers items that should have been included in the Closing Statements but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statements, and any payment owing as a result thereof shall be made as provided above in this Section 13.

13.10                     Employee Obligations.                        Buyer shall have no liability, cost or obligation whatsoever under or by reason of any severance pay, compensation, accrued vacation time, personal time, bereavement time, sick-leave time, salary, bonus, fringe benefit, welfare benefit, pension benefit or other employee benefit or claim of any kind affecting the employees of Seller prior to the Closing Date. Seller shall have no liability, cost or obligation whatsoever under or by reason of any compensation, benefit plan, or bonus or profit sharing program of Buyer affecting the employees of Buyer after the Closing Date.

13.11                     Material Purchase Orders. Buyer shall acquire all rights and assume all obligations under all open  purchase orders made in the ordinary course of business consistent with past practice and existing as of the Closing Date; provided, however, that Seller shall provide Buyer notice of, and an opportunity to consult with respect to, every  purchase order that is in excess of $50,000.00 which will not be paid in full prior to the Closing.  Seller shall provide Buyer with a list of all such purchase orders approximately thirty (30) days prior to the Closing and shall update that report as of the Closing.

13.12                     No Control. Before the Closing Date, Buyer shall not directly or indirectly control, supervise, direct or interfere with the Business Assets or the operation of the Business or attempt any of the foregoing. Until the Closing Date, the operations and affairs of Seller are the sole responsibility of Seller and under Seller’s complete control.  After the Closing Date, the operations and affairs of Buyer, including the Business, are the sole responsibility of Buyer and under Buyer’s complete control.

14.                                 IRGC Requests for Information. Buyer and Seller shall make available, upon written request by the IRGC or any of its duly authorized representatives, the contracts, books, documents and records that are necessary to ascertain the nature and extent of the agreement between Buyer and Seller in connection with the licensing of Buyer. To the extent that either party hereto receives such a request, the other party hereto shall provide copies of such documents to the other in order to respond to such request.

15.                                 Risk of Loss of Business Assets. Between the date of this Agreement and the Closing Date, Seller assumes all risk of destruction, loss or damage to the Business Assets due to fire or other casualty, and Seller, at Seller’s sole expense, shall, until the Closing Date, keep all of the Business Assets fully insured as presently maintained by Seller. If any of the Business Assets is damaged by fire or other casualty, Buyer and Seller shall have the following rights and obligations:

(a)                                  If the damage is not substantial (as hereinafter defined), Buyer shall take title to the Business Assets without abatement of the Purchase Price and be entitled to receive the insurance proceeds arising out of such damage to the extent Seller has not theretofore used such proceeds to repair such damage.

(b)                                 If the damage is substantial (as hereinafter defined), Buyer shall have the option of canceling this Agreement within sixty (60) days of receiving notice of such damage, or Buyer may accept the Business Assets and thereupon be entitled to receive the insurance proceeds arising out of such damage (including, without limitation, business interruption insurance proceeds to the extent the Business is interrupted after the Closing Date) without abatement to the Purchase Price.

(c)                                  If damage occurs, then such damage shall be deemed “substantial” if the same would materially interfere with the operation of the gaming operations of the Business and cannot be substantially repaired or restored within ninety (90) days after such damage occurs.

16.                                 Termination.

16.1                           Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

(a)                                  By mutual written agreement of Buyer and Seller;

(b)                                 By Seller if (i) Buyer fails to deliver the Deposit  to the Deposit Holder by the Effective Date, or (ii) Buyer voluntarily withdraws the Application, or (iii) Buyer fails to file an Application with the IRGC within thirty (30) days after the date of this Agreement;

(c)                                  By Seller or Buyer if Buyer has not obtained IRGC approval of its Application (or in the event of a Withdrawal in Lieu of Denial) by the Outside Closing Date;

(d)                                 By Seller or Buyer  in accordance with Section 4.4 hereof, if Buyer has not obtained the MGC Approvals, or in the event of a Withdrawal in Lieu of Denial with respect to the MGC Approvals (if Seller and Buyer have not jointly waived the requirements of Section 36) by the Outside Closing Date;

(e)                                  By Seller or Buyer if all HSR Approvals have not been obtained by the Outside Closing Date;

(f)                                    By Seller if any of the conditions set forth in Section 9 is not satisfied and has not been waived by Seller;

(g)                                 By Buyer if any of the conditions set forth in Section 8 is not satisfied and has not been waived by Buyer;

(h)                                 By Seller in the event of a material breach of any provision of this Agreement by Buyer not cured within the applicable cure period;

(i)                                     By Buyer in the event of a material breach of any provision of this Agreement by Seller not cured within the applicable cure period;

(j)                                     By Buyer in the event that any one or more of the Environmental Investigations provided for in Section 7.9 discover actual or potential environmental liabilities, or any condition or state of affairs that would require remediation work to be carried out, in either case at a cost, individually or in the aggregate, in excess of $150,000 but less than $2,000,000, unless Seller agrees that Seller shall be solely responsible for such liability or for carrying out such remediation work;

(k)                                  By Buyer in the event that any one or more of the Environmental Investigations provided for in Section 7.9 discover actual or potential environmental liabilities, or any condition or state of affairs that would require remedial work to be carried out, in either case at a cost, individually or in the aggregate, in excess of $2,000,000; or

(l)                                     By mutual agreement of Seller and Buyer if the requirements of Section 36 of this Agreement cannot be satisfied.

16.2                           Automatic Termination. This Agreement shall automatically terminate in the event that the transaction contemplated by this Agreement has not closed by the Outside Closing Date, unless Seller and Buyer mutually agree to any extension.

17.                                 Remedies. The following shall be the exclusive remedies of the parties hereto in the event of a breach of this Agreement.

17.1                           Buyer’s Remedies. If (x) Seller materially breaches this Agreement before the Closing Date which breach is not cured within thirty (30) days after Seller receives written notice of such breach, (y)  any of the conditions set forth in Section 8 to be satisfied by Seller at or prior to the Closing Date have not been satisfied by Seller or waived by Buyer, or (z)

Buyer has not obtained IRGC approval of its Application (or in the event of a Withdrawal in Lieu of Denial) and the MGC Approvals (if Seller and Buyer have not waived the requirements of Section 36) by the Outside Closing Date, Buyer’s remedies shall be as follows:  (i) Buyer may terminate this Agreement and recover the full amount of the Deposit, or (ii) in the case of each of clauses (x) and (y) above, Buyer may specifically enforce this Agreement, and in the case of each of clauses (i) and (ii) Buyer shall have all other legal and equitable remedies available to it.

17.2                           Seller’s Remedies.

(a)                                  In the event that Buyer fails to file its Application with the IRGC within thirty (30) days after the execution of this Agreement  then, and only in such events, Seller may, as its sole remedy therefor, terminate this Agreement, and, demand payment of the full amount of the Deposit.

(b)                                 If Buyer materially breaches this Agreement before the Closing Date other than as specifically provided in Section 17(a), which breach is not cured within thirty (30) days after Buyer receives written notice of such breach, (i) Seller may terminate this Agreement and demand payment of the full amount of the Deposit, and (ii) Seller shall have all other legal and equitable remedies available to it.

17.3                           Attorneys’ Fees. If a dispute arises with respect to this Agreement, then the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in enforcing and/or defending such party’s rights under this Agreement.

18.                                 Indemnification.

18.1                           Buyer’s Indemnification. For a period of eighteen (18) months after the Closing Date or earlier termination of this Agreement, Buyer shall indemnify, defend and hold harmless Seller and/or any of Seller’s officers, directors, managers, employees, shareholders, or agents (including, but not limited to, Seller’s financial advisor), from and against any and all incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses, costs of investigation and defense, counsel or attorneys’ fees, whether under retainer or salary or otherwise, including, without limitation, interest, penalties and court costs (collectively, “Damages”), suffered or incurred by Seller and/or any or all of Seller’s officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Buyer to perform, any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement, (b) matters that occur or arise as a result of Buyer’s action or failure to take action after the Closing Date, except as to such incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses that are caused or claimed to be caused by or are a result of the acts or omissions of Seller or Seller’s respective agents or employees, (c) any and all claims of any kind and description of employees that relate to their, hiring, employment and/or termination by Buyer, provided that the facts or events giving rise to such claims occurred after the Closing Date, (d) any and all debts, obligations and liabilities of Seller specifically assumed by Buyer hereunder and any Damages resulting from the operation of the Business by Buyer after the Closing Date, (e) damage done by Buyer or Buyer’s representatives during the inspection and due diligence of the Business, (f) the Assumed Obligations, and (g) any and all claims made by any broker, finder or agent claiming a fee or commission through Buyer. Notwithstanding any provision of this Section 18.1 to the contrary, the obligations of Buyer to indemnify Seller for any and all debts, obligations and liabilities of Seller arising from or related to any Assumed Obligations, shall extend for the length of the remaining term of such agreements and shall not be limited to claims made prior to the expiration of the eighteen (18) month period following the Closing Date. If and to the extent Seller notifies Buyer in writing of a claim for indemnification for any matter covered by clause (a) above on or prior to the expiration of the eighteen (18) month period after the Closing Date, Buyer shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied.

18.2                           Seller’s Indemnification.

18.2.1                  For a period of eighteen (18) months after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and/or any or all of their officers, directors, managers, employees or agents (including, without limitation, its financial advisor) (collectively a “Buyer Indemnitee”) from and against any and all Damages suffered or incurred by Buyer and/or any or all of their officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Seller to perform, any of Seller’s representations, warranties, covenants or agreements contained in this Agreement, (b) matters that occur or arise as a result of action or failure to take action by Seller or any of Seller’s agents, employees or stockholders before the Closing Date, and, to the extent of the obligations in Sections 7.6 and 7.7, after the Closing Date, whether or not such action or failure to take action constitutes a breach of any provision of this Agreement, (c) any and all claims of any kind and description of employees that relate to their hiring, employment and/or termination by Seller, provided that the facts or events giving rise to such claims occurred before the Closing , (d) any and all debts, obligations and liabilities of Seller not specifically assumed by Buyer hereunder, including, without limitation, the Excluded Obligations, (e) any and all claims made by any broker, finder or agent claiming a fee or commission through Seller and (f) the fraud or willful misconduct of Seller. Notwithstanding the foregoing, (x) the indemnification obligations regarding litigation, fraud and willful misconduct shall continue for the applicable statutes of limitation and appeal periods related thereto,  (y) if and to the extent Buyer notifies Seller in writing of a claim for indemnification for any matter covered by clause (a) above on or prior to the expiration of the eighteen (18) month period after the Closing Date, Seller shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied and (z) the indemnification obligations regarding Section 5.1 shall continue indefinitely.

18.2.2                  Seller shall indemnify, defend, and hold harmless the Buyer Indemnitees from all of the debts, liabilities and obligations of Seller not expressly assumed by Buyer under this Agreement and all claims, suits, actions, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising therefrom or from any failure by Seller or the shareholders of Seller to pay or discharge such liabilities and obligations (including, without limitation, any Excluded Obligation) as and when they become due.  The obligations of Seller to indemnify Buyer for such debts, liabilities and obligations of Seller shall extend for the length of the remaining term of such agreements and shall not be limited to claims made prior to the expiration of the eighteen (18) month period following the Closing Date.

18.3                           Limitations on Seller Indemnification. Notwithstanding any other provision hereof or of any applicable law, the Buyer Indemnitees shall not be entitled to make a claim as a result of a breach of representation, warranty or covenant which survives the Closing pursuant to Section 5 hereof against Seller unless such claim, together with all other claims of the Buyer Indemnitees  under Section 18.2.1 hereunder and under the equivalent provisions of the St. Joseph Agreement and the Mark Twain Casino Agreement (each as defined in Section 36), exceed in the aggregate $200,000 (in which case only the excess over $200,000 of such Claims will be paid); provided, however, that (i) such $200,000 minimum threshold with respect to indemnifiable Damages shall not apply to any claim for indemnification made by Buyer under this Agreement with respect to (w) the breach or inaccuracy of any of the representations or warranties contained in Section 5.1 (Organization, Standing and Authority), Section 5.3 (Title), or Section 5.4 (Litigation), (x) the gross negligence, willful misconduct or fraud of Seller, (y) any Excluded Obligation, or (z) Seller’s indemnification obligation pursuant to Section 18.2.2, (the items described in the immediately preceding clauses (w), (x), (y) and (z), collectively, the “Seller Retained Liabilities”), and (ii) except with respect to an indemnification obligation in respect of a Seller Retained Liability, Seller’s indemnification obligations for Damages under Section 18.2.1 of this Agreement (including, without limitation, indemnification obligations with respect to environmental claims under Section 5.11) shall not exceed, together with Seller’s equivalent indemnification obligations under the St. Joseph Agreement and the Mark Twain Casino Agreement, in the aggregate $14,375,000. The amount of any indemnifiable Damages under Section 18.2.1 shall be reduced by any insurance proceeds actually received with respect thereto (it being understood that after the satisfaction in full of indemnifiable Damages hereunder, the Buyer Indemnitees shall assign to Seller all of its rights to unpaid insurance proceeds with respect to insurance coverage, but only to the extent applicable to such Damages).

18.4                           Security for Seller Indemnity.                                      As security for the Seller Indemnity obligations under this Agreement and under the St. Joseph Agreement and the Mark Twain Casino Agreement) (the “Secured Indemnity Obligations”), the Seller (and the sellers under the St. Joseph Agreement and the Mark Twain Casino Agreement shall deposit with the Deposit Holder at the Closing hereunder (A) the sum of Seven Million One Hundred Eighty Seven Thousand Five Hundred Dollars ($7,187,500.00) in cash (which cash shall be withheld by Deposit Holder pro-rata from the proceeds otherwise payable to the Sellers under this Agreement and the St. Joseph Agreement and the Mark Twain Casino Agreement) and (B) an irrevocable letter of credit in the amount of Seven Million One Hundred Eighty Seven Thousand Five Hundred Dollars ($7,187,500.00) (the “Seller Letter of Credit”).  The Seller Letter of Credit shall be issued by Bank of America, N.A., or a comparable bank or financial institution acceptable to Buyer in its sole discretion.  The Letter of Credit shall be for a minimum term of two (2) years (or one (1) year with a right to renew for a second year and provisions allowing the Seller Letter of Credit to be drawn on if not renewed within thirty (30) days prior to its expiration).  The Seller Letter of Credit shall provide that it may be drawn upon by written notice from Deposit Holder.  Upon any draw on the Letter of Credit, all proceeds therefrom shall be paid to Deposit Holder and held by Deposit Holder in accordance with this Section 18.4 and the Indemnity Escrow Agreement. All sums held by Deposit Holder hereunder shall invested by Deposit Holder in interest-bearing accounts in federally insured institutions that are selected by Seller and reasonably acceptable to Buyer (Buyer agreeing that Bank of America, N.A. or Wells Fargo Bank, N.A. would be acceptable to Buyer).  All sums of cash referred to in this Section 18.4 and the Letter of Credit shall be held by the Deposit Holder and distributed, as appropriate, in accordance with the terms of an indemnity escrow agreement in, or substantially in, the form attached hereto as Exhibit “E” (the “Indemnity Escrow Agreement”), to be entered into on or prior to Closing by the Deposit Holder (as escrow agent), Seller and Buyer.

(a)                                  On the date that is six (6) months after the Closing, the aggregate amount of the Secured Indemnity Obligations shall be reduced to 50% of its original amount, subject to and in accordance with the provisions of the Indemnity Escrow Agreement.

(b)                                 On the date that is one (1) year after the Closing, the aggregate amount of the Secured Indemnity Obligations shall be further reduced to 25% of its original amount, subject to and in accordance with the provisions of the Indemnity Escrow Agreement.

(c)                                  On the date that is eighteen (18) months after the Closing, all remaining cash and the Seller Letter of Credit shall be returned to  Seller, subject to an in accordance with the Indemnity Escrow Agreement.

18.5                           Procedure for Claims.

(a)                                  Any person who desires to seek indemnification under any part of this Section 18 (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”)  and the Deposit Holder prior to any applicable Expiration Date (as defined below).  Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the second Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given.  Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)                                 If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this Section 18, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 business days after the day on which such Indemnitor became so obligated to the Indemnified Party.  If the Indemnified Party is  Buyer or another  Buyer Indemnitee, it shall seek payment solely from the funds escrowed in accordance with Section 18.4 above.  If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the prime rate plus 5%.

(c)                                  If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom.  If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor.

(d)                                 If the Indemnified Party is a Buyer Indemnitee, then within two business days from the date on which such Buyer Indemnitee became entitled to such funds,  Buyer and  Seller shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be dispersed from the Escrow Funds and (ii) instructions as to the manner in which such funds shall be dispersed by the Escrow Agent.

18.6                           Claims Period.  Any claim for indemnification under this Section 18 shall be made by giving a Claim Notice under Section 18.5 on or before the  dates set forth in Section 18.1 as to indemnification by Buyer and in Section 18.2.1 as to indemnification by Seller (in each case, the “Expiration Date”). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

18.7                           Third Party Claims.  An Indemnified Party that desires to seek indemnification under any part of this Section 18 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt written notice of a third party’s institution of such Action.  After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; provided, further, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld).  Any failure to give prompt written notice under this Section 18.6 shall not bar an Indemnified Party’s right to claim indemnification under this Section 18, except to the extent that an Indemnitor shall have been harmed by such failure.

19.                                 Assignment; Third Parties; Binding Effect. Neither party hereto may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, provided, however, that Buyer may designate a wholly owned subsidiary to take title to the Business Assets and to assume the Assumed Obligations but Buyer shall not be relieved of any of its obligations hereunder as a result.. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any right or remedy under or by reason of this Agreement unless so stated expressly herein to the contrary. All covenants, agreements, representations and warranties of the parties hereto contained herein shall be binding on and inure to the benefit of Buyer and Seller and their successors and assigns.

20.                                 Expenses. Except as otherwise provided herein, Buyer and Seller shall bear all of their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the transactions contemplated by this Agreement.

21.                                 Notices. Any notice or communication to be given under the terms of this Agreement (“Notice”) shall be in writing and shall be personally delivered or sent by overnight delivery or registered or certified mail, return receipt requested. Notice shall be effective (a) if personally delivered, when delivered; (b) if by overnight delivery, on the day after delivery thereof to a reputable overnight courier service; and (c) if mailed, at midnight on the third business day after deposit in the mail, postage prepaid. Notices shall be addressed as follows:

To Buyer at:	Herbst Gaming Inc.
5195 Las Vegas Blvd.
Las Vegas, Nevada 89119
Attention: Ed Herbst and Sean Higgins

With a copy to:	Gibson, Dunn & Crutcher LLP

333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Peter Ziegler

To Seller at:	Southern Iowa Gaming, Co.
777 Winners Circle
St. Joseph, Missouri 64505
Attention: Bruce Schmitter and Larry Seckington

With copy to:	Howard Grace
7575 North 16th Street
Suite 1
Phoenix, Arizona 85020

And To:	Tobin & Hoff, P.L.C.
4250 North Drinkwater Boulevard
Suite 170
Scottsdale, Arizona 85251
Attention: Shawn Tobin

or at such other address as either Buyer or Seller from time to time may designate by Notice hereunder.

22.                                 Captions. The captions appearing at the commencement of the Sections hereof are descriptive only and/or for convenience in  reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

23.                                 Waivers and Amendments. The parties hereto may amend this Agreement in any respect only by mutual written agreement. The waiver by either party hereto of any breach of any term, covenant or condition of this Agreement shall not be deemed a continuing waiver of such term, covenant or condition, or a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement.

24.                                 Further Assurances. Each of the parties hereto shall cooperate in the effectuation of the transactions contemplated hereby and shall execute any and all additional documents or take such additional actions as may be reasonably necessary or appropriate for such purpose.

25.                                 Schedules and Exhibits. The Schedules and Exhibits described herein form a part of this Agreement for contractual purposes. Schedules and Exhibits may be separately bound and initialed by the parties hereto, and such Schedules and Exhibits as referred to in this Agreement are incorporated in this Agreement for all purposes. All Schedules and Exhibits referred to in this Agreement are by reference specifically incorporated in this Agreement and are made a part hereof as though set forth herein, whether or not attached hereto at the time of execution of this Agreement.

26.                                 Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remaining provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

27.                                 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Iowa.

28.                                 Gender and Number. Whenever used in this Agreement and as required by context, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

29.                                 Time is of the Essence. Time is of the essence of this Agreement and in the performance and enforcement of each of the promises, covenants, representations and warranties of Buyer and Seller contained herein. For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six (6) days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day, and such day is not a regular business day, then the time of performance or measurement shall be extended to and include the next regular business day.

30.                                 Entire and Sole Agreement. This Agreement, including all Schedules and Exhibits hereto, and all documents and instruments to be delivered on or before the Closing Date pursuant to its terms, constitutes the entire agreement between the parties hereto and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the documents and instruments to be delivered on or before the Closing Date, the parties hereto have not in any way relied, and shall not in any way rely, on any oral agreement, representation, warranty, statement, agreement in principle, promise or understanding not specifically set forth in this Agreement, in the Schedules or Exhibits hereto or in such documents or instruments.

31.                                 Publicity. Except as may be required in connection with the submissions or approvals by the parties hereto to the IRGC or as otherwise required by law, and except pursuant to the Financing Materials, before the Closing no party hereto shall make or cause to be made any press release or public announcement with respect to any of the transactions contemplated by this Agreement or the execution of this Agreement, including without limitation any disclosure of the Purchase Price payable hereunder, or otherwise communicate with any news media with respect thereto without the prior written consent of the other party hereto. If any such announcement is so required by law, then Buyer and Seller shall cooperate as to the timing and contents of any such press release or public announcement.

32.                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33.                                 Authority. Each entity signing this Agreement, and each agent, officer, director, manager or employee signing this Agreement on behalf of such an entity, represents and warrants that this Agreement is duly authorized by and binding on such entity.

34.                                 IRGC Approval. This Agreement is subject to the approval of the IRGC. Approval of this Agreement by the IRGC shall not in any manner constitute approval of Buyer’s application to operate an excursion gaming riverboat from Osceola, Iowa

35.                                 Post Closing Insurance.  For a period of five (5) years after the Closing hereunder, or until Buyer sells the Business to an unrelated third party, Buyer shall maintain general liability insurance on the Business from companies authorized to do business in the State of Iowa with at least Best’s Financial Rating XIII and Best’s Policy Holder Rating B+ with minimum limits per occurrence of $5,000,000 and shall name Seller and its shareholders (collectively the “Indemnified Parties”) as additional insureds on such policies, which policies shall provide primary coverage for any losses suffered by the Indemnified Parties with respect to the Business and/or the Business Assets.

36.                                 Simultaneous Closings.  The obligations of the parties to close the transactions contemplated by this Agreement are expressly conditioned upon Buyer simultaneously closing its acquisitions of the assets of (A) St. Joseph Riverboat Partners, a Missouri General Partnership, pursuant to that certain Asset Purchase and Sale Agreement of even date herewith (the “St. Joseph Agreement”) and (B) Mark

Twain Casino, L.L.C., a Missouri limited liability company pursuant to that certain Asset Purchase and Sale Agreement of even date herewith (the “Mark Twain Casino Agreement”).  If for any reason this Agreement and the acquisitions called for in the St. Joseph Agreement and the Mark Twain Casino Agreement shall not have closed by the Outside Closing Date, then this Agreement shall terminate unless Seller and Buyer mutually agree to waive the requirement that the transactions close simultaneously.  Notwithstanding any other provision hereof, if this Agreement is canceled by Buyer as a result of the failure to satisfy the condition set forth in Section 8.10 or by Seller as a result of the failure to satisfy the condition set forth in Section 9.6 due to the failure of the St. Joseph Agreement and the Mark Twain Casino Agreement to close simultaneously with this Agreement, and the acquisitions called for in the St. Joseph Agreement and the Mark Twain Casino Agreement failed to close for a reason that would have permitted  the sellers under the St. Joseph Agreement or the Mark Twain Casino Agreement to retain the deposit made under the applicable other Agreement, then Seller shall be entitled to receive and retain the Deposit made hereunder.

37.                                 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties further hereby waives any defense in any action for specific performance that a remedy at law would be adequate.

38.                                 Proof of Financing.  Simultaneously with the execution of this Agreement, Buyer shall deliver to Seller a copy of a commitment from Lehman Brothers to Buyer committing to provide funding to the Buyer in the aggregate amount of the Purchase Price hereunder and the Purchase prices payable under the St. Joseph Agreement and the Mark Twain Casino Agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

Herbst Gaming, Inc., a Nevada corporation		Southern Iowa Gaming Co., an Iowa Corporation

By:	/s/ Edward J. Herbst	By:	/s/ Bruce Schmitter
Edward J. Herbst
		Its:	Vice President
Its:	President

EXHIBITS AND SCHEDULES

Exhibits

Exhibit “A”	Legal Description of Real Estate

Exhibit “A-1”	Map showing general location of Real Estate

Exhibit “B”	Deposit Escrow Agreement

Exhibit “C”	Assignment and Assumption Agreement

Exhibit “D”	Financial Statements

Exhibit “E”	Indemnity Escrow Agreement

Schedules:

Schedule 1(e)	List of Gaming Equipment

Schedule 1(i)	List of Contracts

Schedule 2	Excluded Assets

Schedule 3.2	Assumed Obligations

Schedule 3.5.3	Employee Benefits

Schedule 5.4	Litigation Matters

Schedule 5.5	Changes in Financial Condition since 12/31/03

Schedule 5.8	List of Tradenames, Trademarks, etc.

Schedule 5.9	Environmental Disclosures

Schedule 5.11	Seller Required Consents

Schedule 5.13	List of Options

Schedule 5.14	List of Affiliate Contracts

Schedule 5.17	List of Insurance Coverages

E&S-1

Schedule 5.18	List of Required Permits

Schedule 6.5	Buyer Required Consents

E&S-2